UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Mueller Water Products, Inc.
(Name of Registrant as Specified In Its Charter)

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December 17, 2013
To My Fellow Stockholders:
It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Mueller Water Products, Inc. The meeting will be held on January 29, 2014 at 10:00 A.M., Eastern Time, at the InterContinental Buckhead Hotel in Atlanta, Georgia. The meeting will begin with a discussion of, and voting on, the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, followed by my report on our company's financial performance and operations.
Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please inform us or your broker as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement whether or not you plan to attend the meeting.
On behalf of our management team and our board of directors, I thank you for your continued support and confidence in our company.
Sincerely,
Gregory E. Hyland
Chairman of the Board, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT TO US. PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY.

______________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 29, 2014
 ______________________________

To the Stockholders of Mueller Water Products, Inc.:
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Mueller Water Products, Inc. will be held at 10:00 A.M., Eastern Time, on Wednesday, January 29, 2014 at the InterContinental Buckhead Hotel, 3315 Peachtree Road, N.E., Atlanta, Georgia 30326, for the following purposes:

1.	to elect a board of directors for the coming year;

2.	to approve, on an advisory basis, the compensation of the Company's named executive officers, as described in this Proxy Statement;

3.	to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014; and

4.	to transact any other business properly brought before the Annual Meeting and any reconvened or rescheduled meeting following any adjournment or postponement thereof.
Only stockholders of the Company at the close of business on December 2, 2013, the record date for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.
This Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders).
The Company is again taking advantage of Securities and Exchange Commission rules allowing companies to furnish proxy materials to stockholders over the Internet. A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to our stockholders on or about December 19, 2013. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received for information on how to vote your shares and to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.
By order of the board of directors.
Keith L. Belknap
Corporate Secretary
Atlanta, Georgia
December 17, 2013

Please note that attendance at the Annual Meeting will be limited to stockholders of Mueller Water Products, Inc. (or their authorized representatives) as of the record date. You will be required to provide the admission ticket that is detachable from your proxy card or other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of Common Stock as of the record date to gain admission to the meeting.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	1/29/2014 10:00
Place:	InterContinental Buckhead Hotel 3315 Peachtree Road, NE Atlanta, Georgia 30326
Record Date:	December 2, 2013
Voting:	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
VOTING MATTERS
Matter	Board vote recommendation
Election of directors	FOR each director nominee
Advisory vote to approve executive compensation	FOR
Ratification of the appointment of the independent registered public accounting firm for fiscal 2014	FOR

2013 PERFORMANCE HIGHLIGHTS
Highlights of our fiscal 2013 consolidated results from continuing operations include the following elements, some of which were used by the Compensation and Human Resources Committee to assess overall Company performance and determine incentive plan compensation earned during this period. In fiscal 2013, we:

•	increased net sales 9.5% year-over-year to $1,120.8 million;

•	increased adjusted operating income 47.7% year-over-year to $98.8 million;

•	increased income from continuing operations to $35.4 million from the prior year loss from continuing operations of $5.2 million;

•	reduced average investment in working capital to 24.9% of net sales from 25.8% of net sales in the prior year;

•	increased return on net assets to 21.6% from 17.3% in the prior year;

•	increased adjusted free cash flow to $81.0 million from $49.7 million in the prior year; and

•
returned value to our stockholders through a 63% increase in our Common Stock price (from September 30, 2012 through September 30, 2013) and the payment of $0.07 per share in dividends during fiscal 2013.

See "Compensation, Discussion and Analysis" for more information about the Company's fiscal 2013 performance. See Exhibit A for a reconciliation of non-GAAP financial measures to GAAP financial results.

COMPENSATION HIGHLIGHTS
We design our executive compensation programs to attract, motivate and retain the executives who are crucial to our long-term success. The principal elements of our compensation program for executives are base salary, annual performance-based cash compensation, long-term performance-based equity compensation, other long-term incentive equity compensation and broad based benefit plans.

•
We structure incentive compensation to pay for performance. We set clear and measurable financial goals for corporate and business segment performance. In evaluating performance, we assess progress toward strategic priorities. Our objective is to establish pay practices that reward superior performance and align long-term incentives with the long-term interests of our stockholders.

•
We paid incentive compensation for fiscal 2013 that reflects Company performance. Our annual and long-term performance-based incentive compensation awards for fiscal 2013 paid out or credited amounts in excess of target because our actual results exceeded target performance levels. For fiscal 2013, incentive compensation represented approximately 72% of our CEO's total target compensation, and an average of 64% of the total target compensation of the other named executive officers.

•	We enhanced the pay-for-performance aspects of our executive compensation programs in fiscal 2013.

◦	We redesigned our long-term incentive program by issuing grants of performance-based restricted stock units instead of grants of stock options.

◦	For our CEO and segment Presidents, we increased the percentage of compensation under our fiscal 2013 annual cash incentive plan tied to performance against pre-established financial performance goals to 90% from 80%.

•	We continue to implement best practices for executive compensation.

◦	Our compensation programs are designed to mitigate imprudent risk by utilizing, among other things, multiple performance targets and caps on potential payments.

◦	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

◦	We prohibit hedging and pledging of our Common Stock by executives or directors.

◦	Our executives are subject to stock ownership guidelines that require them to reach significant levels of Common Stock ownership.

◦	We can recover cash- or equity-based compensation paid to executives where compensation is based upon the achievement of financial results that are the subject of a subsequent restatement.

◦	We evaluate share utilization by reviewing overhang levels and analyzing annual run rates.

◦	For fiscal 2013, we recalibrated our group of peer companies to align more closely with the current size of our business.
See "Compensation, Discussion and Analysis — Fiscal 2013 Compensation Considerations" and "— Overview" for more information regarding the Company's compensation philosophy, structure and developments.

DIRECTOR NOMINEES
Each director stands for election annually. All directors are independent, except Mr. Hyland, our Chairman, President and CEO. The Board held seven meetings in fiscal 2013 and each director attended at least 92% of the total number of meetings of the Board and its committees of which he or she was a member.
The following table provides summary information about each director nominee. See "Matters to be Voted On — Proposal One" for more detailed information about each director nominee.

Name	Age	Director Since	Experience	Committee Memberships(1)
Shirley C. Franklin	68	2010	Barbara Jordan visiting professor at the LBJ School of the University of Texas; Former Mayor of Atlanta	Audit; EHS
Thomas J. Hansen	64	2011	Former Vice Chairman of Illinois Tool Works Inc.	Audit; NCG
Gregory E. Hyland	62	2005	Chairman, President and Chief Executive Officer of Mueller Water Products, Inc.	Exec*
Jerry W. Kolb	77	2006	Retired Vice Chairman of Deloitte & Touche LLP	Audit; Comp
Joseph B. Leonard	70	2006	Retired Chairman of AirTran Holdings, Inc.	Comp*
Mark J. O’Brien	70	2006	Chairman and Chief Executive Officer of Walter Investment Management Corp.	Comp; EHS
Bernard G. Rethore	72	2006	Chairman Emeritus of Flowserve Corporation	Audit; Comp; EHS*
Neil A. Springer (2)	75	2006	Managing Director of Springer & Associates LLC	Audit*; Comp; Exec
Lydia W. Thomas	69	2008	Retired President and Chief Executive Officer of Noblis, Inc.	NCG; EHS
Michael T. Tokarz	64	2006	Chairman of Walter Energy, Inc.	NCG, EHS, Exec
* Denotes committee chairman

(1)    Audit = Audit Committee; Comp = Compensation and Human Resources Committee; EHS = Environment, Health and Safety
Committee; Exec = Executive Committee; NCG = Nominating and Corporate Governance Committee
(2)    Mr. Springer currently serves as our Lead Director. See "Corporate Governance — Board Leadership Structure" for more information.

1200 Abernathy Road, N.E.
Suite 1200
Atlanta, Georgia 30328
______________________________
PROXY STATEMENT
______________________________
Mueller Water Products, Inc. (the “Company”) is furnishing this Proxy Statement in connection with the solicitation of proxies by the board of directors (the “Board”) of the Company for its 2014 annual meeting of stockholders and at any reconvened or rescheduled meeting following any adjournment or postponement of the meeting (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, January 29, 2014 at 10:00 A.M., Eastern Time, at the InterContinental Buckhead Hotel, 3315 Peachtree Road, N.E., Atlanta, Georgia 30326.
A Notice of Internet Availability of Proxy Materials ("Notice") or this Proxy Statement is first being mailed to our stockholders on or about December 19, 2013.
QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
The Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, the Proxy Statement contains certain information that the Securities and Exchange Commission (the “SEC”) requires the Company to provide annually to its stockholders. The Proxy Statement is also used by the Board to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give stockholders of record an opportunity to vote on the matters to be presented at the Annual Meeting, whether or not they attend the Annual Meeting. The Board has designated a proxy committee that will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies. The proxy committee is comprised of Gregory E. Hyland, Evan L. Hart and Keith L. Belknap.
Why did I receive a Notice in the mail instead of a printed set of proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of the Company’s proxy materials to each stockholder of record, the Company may furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The Notice provides instructions on how to access and review the Proxy Statement and the Company's annual report on Form 10-K for the year ended September 30, 2013 (the "2013 Annual Report") over the Internet at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders), and how to submit a proxy over the Internet. If you would like to receive a paper or email copy of the proxy materials, please follow the instructions in the Notice for requesting those materials.
Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote on the matters discussed in the Proxy Statement if you were a holder of record of the Company's common stock (“Common Stock”) as of the close of business on December 2, 2013. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the voting power of the outstanding shares of Common Stock as of the close of business on the record date must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, there were 158,902,050 shares of Common Stock outstanding. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of Common Stock that I hold?
Each share of Common Stock represented at the Annual Meeting is entitled to one vote.
What proposals will require my vote?
You are being asked to vote on the following items of business:

•	the election of the 10 director nominees named in the Proxy Statement (Proposal 1);

•	an advisory resolution to approve the compensation of our named executive officers (Proposal 2); and

•	the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014 (“fiscal 2014”) (Proposal 3).
What vote is required to approve each proposal, and how will my vote be counted?
Proposal 1: Election of Directors
Elections of directors are determined by a plurality of votes cast in respect of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
Proposal 2: Advisory Vote to Approve Executive Compensation
This proposal requires approval by the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm
This proposal requires approval by the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
How does the Board recommend that I vote?
The Board recommends that you vote “FOR” Proposal 1, Proposal 2 and Proposal 3.
How may I vote?
You have four voting options if you are a registered stockholder:

•	by Internet at the web address noted in the Notice, proxy materials email or proxy card that you received (we encourage you to vote in this manner);

•	by telephone through the number noted in the proxy card that you received (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

•	by attending the Annual Meeting and voting in person.
If you plan to vote other than by attending the Annual Meeting and voting in person, your vote must be received by 11:59 P.M. on January 28, 2014.
What is the difference between a registered stockholder and a beneficial stockholder?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare, you are a “registered stockholder.” Registered stockholders will receive a Notice containing instructions on how to access this Proxy Statement and the 2013 Annual Report and how to vote over the Internet or how to request and return a proxy card by mail. If your shares are held in “street name” through a broker, bank or other nominee, you are a “beneficial stockholder.” Beneficial stockholders should refer to the instructions provided by their broker, bank or other nominee regarding how to vote their shares. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As a beneficial stockholder, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial stockholders may vote in person only if they have a legal proxy to vote their shares as described below.

What are "broker non-votes" and why is it important that I submit my voting instructions for shares I hold in street name?
Under New York Stock Exchange ("NYSE") rules, if a broker or other financial institution holds your shares in its name and you do not provide voting instructions to them, that firm's discretion to vote your shares for you is very limited. For the Annual Meeting, in the absence of your voting instructions, your broker has discretion to vote only on Proposal 3. If you do not provide voting instructions and your broker elects to vote your shares on Proposal 3, the missing votes for each of the other proposals are considered "broker non-votes."
May I change my vote after I vote?
You may revoke a vote by proxy at any time before it is voted at the Annual Meeting in one of three ways:

•	vote again using the Internet or by telephone prior to the Annual Meeting;

•	sign another proxy card with a later date and return it prior to the Annual Meeting; or

•	attend the Annual Meeting in person and cast a ballot.
How will a proposal or other matter that was not included in the Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in the Proxy Statement should properly come before the Annual Meeting, the proxy committee will vote the shares represented by it in accordance with the proxy committee's best judgment. At the time this Proxy Statement was printed, we were not aware of any other matters that might be presented for stockholder action at the Annual Meeting.
Who will tabulate and certify the vote?
A representative of Computershare will tabulate the vote and is expected to act as the independent inspector of elections for the Annual Meeting and to certify the final vote.
What does it mean if I receive more than one Notice, proxy materials email or proxy card?
It means that you have multiple accounts holding Common Stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice, proxy materials email or proxy card you receive. We encourage you to vote all of the shares you are entitled to vote.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have no effect on the outcome of the vote.
What do I need to do if I want to attend the Annual Meeting?
Although you do not need to make a reservation to attend the Annual Meeting, attendance is limited to the Company's stockholders, members of their immediate families or their representatives. You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership of Common Stock. If your shares are held by a bank or broker, please bring your bank or broker statement evidencing your beneficial ownership of Common Stock as of the record date to gain admission to the Annual Meeting. The Company reserves the right to limit the number of representatives who may attend the Annual Meeting.
Who is soliciting proxies?
The Board is soliciting your proxy. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Solicitation will be made principally by distribution via the Internet pursuant to SEC rules and regulations, but will also be sent via mail when requested by a stockholder. In addition to soliciting stockholders via the Internet and mail, the Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials or send a Notice to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its directors, officers and other employees, who will receive no compensation for their services, other than their regular compensation, to solicit proxies by mail, telephone or other electronic means or in person. The Company has retained the services of Alliance Advisors LLC to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee not anticipated to exceed $6,300 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.
PLEASE FOLLOW THE INSTRUCTIONS PROVIDED IN THE NOTICE TO ENSURE THAT YOUR SHARES OF COMMON STOCK ARE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT ABLE TO ATTEND THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the 2013 Annual Report are available at www.proxyvote.com (for beneficial stockholders) or www.edocumentview.com/mwa (for registered stockholders).

MATTERS TO BE VOTED ON
PROPOSAL ONE:
ELECTION OF DIRECTORS
The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board is responsible for identifying qualified candidates to serve on the Board and recommending nominees to be submitted to the Company's stockholders for election at each annual meeting of stockholders. After the Governance Committee completes its evaluation of candidates, it presents its recommendation to the Board for consideration and approval.
In evaluating candidates, the Governance Committee considers a variety of qualifications, experiences, attributes and skills, and recognizes that a diversity of knowledge, viewpoints and experience can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of any given candidate, the Governance Committee takes into account how that candidate's background, qualifications, experiences, attributes and skills may enhance the quality of the Board's deliberations and decisions.
After many years of distinguished service to the Company, Howard L. Clark, Jr. is retiring from the Board at the Annual Meeting. In connection with his retirement, the Board will reduce its size to 10 members, effective as of the date of the Annual Meeting.
After evaluating each director and the composition of the full Board, the Governance Committee has recommended all of the current Board members for election other than Mr. Clark. Each of the 10 individuals nominated for election to the Board would hold office until the 2015 annual meeting of stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors.
The names of the nominees and certain information about them, including information concerning their qualifications for office, are set forth below:

Shirley C. Franklin, 68, director since 2010. Ms. Franklin serves as the Barbara Jordan visiting professor at the LBJ School of the University of Texas and Chair of the board of directors and Chief Executive Officer of Purpose Built Communities, Inc., a national non-profit organization established to transform struggling neighborhoods into sustainable communities. She also serves as Co-Chair of the Atlanta Regional Commission on Homelessness and Chair of the board of directors of the National Center for Civil and Human Rights.  From 2002 to 2010, Ms. Franklin served as mayor of Atlanta, Georgia. She serves as a director of Delta Air Lines, Inc., a provider of air transportation for passengers and cargo. Ms. Franklin earned a Bachelor of Science degree in sociology from Howard University and a Master's degree in sociology from the University of Pennsylvania.

Ms. Franklin brings general management expertise, strategic planning expertise, marketing expertise, financial expertise and governmental and regulatory affairs experience. In particular, the Board considered her record of civic involvement and significant experience in executive management, which has spanned three decades, including her service as mayor of Atlanta, during which time she worked to rebuild the city’s water infrastructure.

Thomas J. Hansen, 64, director since 2011. Until 2012, Mr. Hansen served as Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment. He joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses. From 1998 to 2006, he served as Executive Vice President of ITW. Mr. Hansen is a member of the Northern Illinois University Executive Club and a former member of the Board of Trustees of MAPI (Manufacturers Alliance). He is a director of Terex Corporation, a diversified global manufacturer of a variety of machinery products, and Standex International Corporation, a manufacturer of products and services for diverse industrial market segments. From 2005 through 2008, Mr. Hansen served as director of CDW Corporation, a multi-brand technology solutions provider. He earned a Bachelor of Science degree in marketing from Northern Illinois University and a Master of Business Administration degree from Governors State University.

Mr. Hansen brings general management expertise, multiple-part manufacturing and operations experience, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, marketing expertise and international business experience. In particular, the Board considered his experience as a senior executive of a large diversified industrial manufacturing company that faces many of the current economic, social and governance issues that the Company faces.

Gregory E. Hyland, 62, director since 2005. Mr. Hyland is the Chairman of our Board and has served as our President and Chief Executive Officer since January 2006. He served as Chairman, President and Chief Executive Officer of Walter Energy from September 2005 until December 2006. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc., a transportation and logistics company, from June 2005 to September 2005. He served as Executive Vice President, U.S. Fleet Management Solutions of Ryder System from 2004 to 2005. Mr. Hyland is a director of Ferro Corporation, a global supplier of technology-based performance materials for manufacturers. He earned Bachelor and Master of Business Administration degrees from the University of Pittsburgh.
Mr. Hyland brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, international business experience and government and regulatory affairs experience from his past and current positions in both management and on the boards of directors of each of Walter Energy, Ryder System and Ferro.

Jerry W. Kolb, 77, director since 2006. Mr. Kolb has been a director of Walter Energy since June 2003. He previously served as a Vice Chairman of Deloitte & Touche LLP, a registered public accounting firm, from 1986 to 1998. Mr. Kolb is a certified public accountant and earned a Bachelor of Science degree in accountancy from the University of Illinois and a Master of Business Administration degree from DePaul University.
Mr. Kolb brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise and international business experience. In particular, the Board considered his broad perspective in accounting and financial reporting matters and his extensive experience in audit, finance and compensation matters and in executive management based on his 41-year career with Deloitte & Touche.

Joseph B. Leonard, 70, director since 2006. Mr. Leonard served as a director of Walter Energy from 2005 to 2007, and he rejoined the board of directors in 2009. He served as Interim Chief Executive Officer of Walter Energy from March 2010 through March 2011 and from August 2011 to September 2011. Mr. Leonard was Chairman of AirTran Holdings, Inc., an airline holding company, from 2007 to 2008, Chairman and Chief Executive Officer of AirTran from 1999 to 2007 and President of AirTran from 1999 to 2001. He is a director of Air Canada, a full service airline company. Mr. Leonard earned a Bachelor of Science degree in aerospace engineering from Auburn University.
Mr. Leonard brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise, offshore sourcing expertise, marketing expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered his significant experience in executive management, operations, marketing and public affairs based on his career with major corporations.

Mark J. O'Brien, 70, director since 2006. Mr. O'Brien was a director of Walter Energy from 2005 to 2009. Since 2009, he has served as Chairman and Chief Executive Officer of Walter Investment Management Corp. (formerly Walter Industries' Homes Business), a mortgage portfolio owner and mortgage servicer. Mr. O'Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate management and investment firm, since 2004. He served in various executive capacities at Pulte Homes, Inc., a home building company, for 21 years, retiring as President and Chief Executive Officer in 2003. Mr. O'Brien earned a Bachelor of Arts degree in history from the University of Miami.
Mr. O’Brien brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise, marketing expertise, international business experience and government and regulatory affairs experience. Mr. O’Brien also brings significant expertise in capital markets, municipal finance and the real estate market. In particular, the Board considered his knowledge of the capital markets and municipal finance and knowledge of the homebuilding and real estate sectors of the economy.

Bernard G. Rethore, 72, director since 2006. Mr. Rethore has been a director of Walter Energy since 2002. He has been Chairman Emeritus of Flowserve Corporation, a manufacturer of pumps, valves, seals and components, since 2000. From January 2000 to April 2000, he served as Flowserve's Chairman. He had previously served as its Chairman, President and Chief Executive Officer. Mr Rethore was a director of Belden, Inc., a manufacturer of signal transmission products, from 1997 to 2012. He is a director of Dover Corp., a diversified manufacturer of a wide range of proprietary products. In 2008, Mr. Rethore was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year, and in 2012, he was designated a Board Leadership Fellow by the National Association of Corporate Directors. He earned a Bachelor of Arts degree in Economics (Honors) from Yale University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania, where he was a Joseph P. Wharton Scholar and Fellow.
Mr. Rethore brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise and international business experience. In particular, the Board considered his more than 30 years of experience at senior executive level positions with public manufacturing companies and his service on the boards of other public companies as a member of their audit, compensation and governance committees. Mr. Rethore’s extensive management experience makes him a valuable contributor to the Board on matters involving business strategy, capital allocation and M&A opportunities.

Neil A. Springer, 75, director since 2006. Mr. Springer is the Lead Director of the Board. He was a director of Walter Energy from 2000 to 2006. He has been managing director of Springer & Associates, LCC, a board consulting and executive recruitment company, since 1994. Mr. Springer served as a director of IDEX, an applied solutions company, from 1990 to 2011. He earned a Bachelor of Science degree in accounting from Indiana University, a Master of Business Administration degree from the University of Dayton and a certificate of accountancy from the University of Illinois.
Mr. Springer brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, strategic planning expertise, corporate governance expertise, marketing expertise and government and regulatory affairs experience. In particular, the Board considered his more than 50 years of commercial experience and his entrepreneurial and business leadership skills. His executive experience, board memberships and his company, Springer & Associates, which focuses on board consulting, have provided Mr. Springer with substantial training in corporate governance and executive compensation and knowledge of financial reporting.

Lydia W. Thomas, 69, director since 2008. Dr. Thomas served as President and Chief Executive Officer of Noblis, Inc., a public interest scientific research, technology and strategy company, from 1996 to 2007. She was previously with The MITRE Corporation, Center for Environment, Resources and Space, serving as Senior Vice President and General Manager from 1992 to 1996, Vice President from 1989 to 1992 and Technical Director from 1982 to 1989. Dr. Thomas has served as a director of Cabot Corporation, a global performance materials company, since 1994, and she serves as a trustee of Washington Mutual Investors Fund, a mutual fund. In 2013, she was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. Dr. Thomas earned a Bachelor of Science degree in zoology from Howard University, a Master of Science degree in microbiology from American University and a Doctor of Philosophy degree in cytology from Howard University.
Dr. Thomas brings general management expertise, financial expertise, M&A experience, strategic planning expertise, corporate governance expertise and government and regulatory affairs experience. In particular, the Board considered her extensive experience at senior executive level positions and her particular expertise related to information technology and environmental, health and safety matters.

Michael T. Tokarz, 64, director since 2006. Mr. Tokarz has served as non-executive Chairman of Walter Energy since 2006. Since 2002, he has been a member of the Tokarz Group, LLC, an investment company. From 1996 until 2002, Mr. Tokarz was a member of the limited liability company that serves as the general partner of Kohlberg Kravis Roberts & Co. L.P., a private equity company. From 2004 until 2010, he served on the board of directors of Dakota Growers Pasta Company, Inc., a manufacturer and marketer of dry pasta products. Mr. Tokarz is a director of IDEX, CNO Financial Group, Inc. (formerly Conseco, Inc.), an insurance provider, MVC Capital, Inc., a registered investment company (where he serves as Chairman), and Walter Investment Management Corp. In 2007, Mr. Tokarz was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. He earned a Bachelor of Arts degree in economics with high distinction and a Master of Business Administration degree in finance from the University of Illinois.
Mr. Tokarz brings general management expertise, financial expertise, multiple-part manufacturing and operations experience, M&A experience, strategic planning expertise, corporate governance expertise, international business experience and government and regulatory affairs experience. In particular, the Board considered his knowledge and experience in banking and finance, his entrepreneurial and business leadership skills, his more than 20 years of board experience with publicly traded companies and his corporate governance training.

A plurality of the votes cast in respect of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to elect these nominees (or a substitute nominee as designated by the Board) to serve as directors.
The Board recommends a vote FOR each nominee for director for Proposal 1.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We provide our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers annually. The vote on this proposal represents an additional means by which we obtain important feedback from our stockholders about executive compensation, which is set by the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board and is designed to link pay with performance while enabling the Company to competitively attract, motivate and retain the key executives who drive our success.
The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. To meet this objective, the Compensation Committee has implemented compensation plans for our executive officers that are designed to focus on performance-based compensation. For fiscal 2013, incentive compensation represented 61-72% of each named executive officer's target compensation opportunity. We believe that an emphasis on both short- and long-term financial performance aligns executives' and stockholders' interests.
We encourage our stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Board and the Compensation Committee believe that these policies and procedures are strongly aligned with the long-term interests of our stockholders and are effective in implementing our compensation philosophy and in achieving our strategic goals.
Accordingly, we ask for stockholder approval of the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers of Mueller Water Products, Inc., as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the company's proxy statement for the 2014 annual meeting of stockholders.
This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. At last year's annual meeting of stockholders, approximately 98% of votes cast were in support of the compensation of our named executive officers. The Board and the Compensation Committee value the opinions of the Company's stockholders. The Compensation Committee will consider the result of this year's vote, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program. See "Compensation Discussion and Analysis — Fiscal 2013 Compensation Considerations."
The Board recommends a vote FOR Proposal 2.

PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has authority to retain and terminate the Company's independent registered public accounting firm. The Audit Committee intends to appoint Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2014, subject to negotiation of definitive fee arrangements. Although stockholder ratification of the appointment of Ernst & Young is not required, the Board believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. See below for a description of the fees that Ernst & Young billed to the Company for fiscal 2013 and fiscal 2012.
One or more representatives of Ernst & Young are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
The Board recommends a vote FOR Proposal 3.
FEES AND SERVICES OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee appointed Ernst & Young as the independent registered public accounting firm to audit the Company's consolidated financial statements and internal control over financial reporting for the year ended September 30, 2013.
Fees Paid to the Independent Registered Public Accounting Firm
The following table sets forth the approximate aggregate fees that Ernst & Young billed to the Company in fiscal 2013 and fiscal 2012 (in millions).

Fiscal Year	2013	2012
Audit fees (1)	$2.4	$2.7
Audit-related fees (2)	—	0.1
Tax fees	—	—
All other fees	—	—
Total fees	$2.4	$2.8

(1)
Reflects fees for professional services performed by Ernst & Young for the annual audits (including out-of-pocket expenses) and quarterly limited reviews of the Company's consolidated financial statements.

(2)
Reflects fees for professional services performed by Ernst & Young related to the preparation and filing of our registration statements on Forms S-8 and S-3, and services performed in connection with the sale of our former U.S. Pipe segment.

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Company has adopted a policy regarding pre-approval of non-audit services to be performed by the Company's independent registered public accounting firm. Specifically, non-audit fees to be incurred by the Company's independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act of 2002 to be performed by such firm must be approved in advance by the Audit Committee Chairman (for individual projects in amounts up to $100,000) or the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reported as follows with respect to the audit of the Company's consolidated financial statements for the year ended September 30, 2013 and the Company's internal control over financial reporting:
The Audit Committee's responsibility is to monitor and oversee the Company's financial reporting, internal controls over financial reporting and audit functions. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young, the Company's independent registered public accounting firm for the year ended September 30, 2013. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young was responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Ernst & Young was also responsible for performing an independent audit of, and expressing an opinion on, the Company's internal control over financial reporting.
The Audit Committee reviewed the report of management contained in the 2013 Annual Report, as well as Ernst & Young's Reports of Independent Registered Public Accounting Firm included in the 2013 Annual Report related to its audits of the consolidated financial statements and the internal control over financial reporting.
The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communication with Audit Committees.” In addition, Ernst & Young has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and the Audit Committee has discussed with Ernst & Young their firm's independence.
Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee's review of the representations of management, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2013 Annual Report.

Audit Committee
Neil A. Springer, Chairman
Shirley C. Franklin
Thomas J. Hansen
Jerry W. Kolb
Bernard G. Rethore

CORPORATE GOVERNANCE
Overview
The Board is committed to establishing and maintaining corporate governance practices that reflect the highest standards of ethics and integrity. The following sections provide an overview of our corporate governance structure and processes.
Our corporate governance structure and processes are based on a number of key governance documents, including our Corporate Governance Guidelines (the "Guidelines"). The Guidelines govern the operation of the Board and its committees and guide the Board in the execution of its responsibilities. The Board reviews the Guidelines at least annually and updates the Guidelines periodically in response to changing regulatory requirements, evolving practices and otherwise as circumstances warrant. In accordance with the Guidelines, the Board conducts an annual evaluation of the effectiveness of the Board and each of its committees. The Board evaluations consider, among other things, the quality of meeting agendas, materials and discussions. Evaluations focus on both strengths and opportunities for improvement.
Our Code of Business Conduct and Ethics (the "Code"), which was revised in 2013, applies to all of our employees and directors. We also make available an ethics hotline, whereby employees and others can anonymously report a suspected violation of the Code. We will disclose promptly any amendments to, or waivers from, provisions of the Code on our website at www.muellerwaterproducts.com, as may be required under applicable SEC or NYSE rules.
The following Board policies and other materials relating to our corporate governance are published on our website:

•	Corporate Governance Guidelines

•	Board Committee Composition and Committee Charters

•	Code of Business Conduct and Ethics

•	Certificate of Incorporation

•	Bylaws

•	Stock Ownership Guidelines.
We will provide copies of any of these policies and other materials relating to our corporate governance without charge upon written request to our Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The information on our website is not a part of this Proxy Statement.
Independence of Directors
The Governance Committee and the Board annually assess the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director. The Guidelines set forth the categorical standards of independence for the Board. To be considered “independent” for purposes of the director qualification standards, (A) the director must meet bright-line independence standards under the NYSE Listed Company Manual and (B) the Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company.
The Board considers the following relationships to be immaterial relationships that would not impair a director's independence if they were conducted in the ordinary course of business:

•
if the director is a director or trustee but not an executive officer, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company's independent registered public accounting firm) that does business with, or receives donations from, the Company;

•
if the director or any member of his or her immediate family is an executive officer of any other organization that is indebted to the Company, or to which the Company is indebted, and the total amount of indebtedness, in either case, is less than $1 million or 2% of the total consolidated assets of the organization on which the director or any member of his or her immediate family serves as an executive officer, whichever is more; or

•
if the director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization that receives discretionary charitable contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization's consolidated gross receipts, whichever is more.

Based on information furnished by all directors regarding their relationships with the Company and its subsidiaries and research conducted by management with respect to outside affiliations, the Board has determined that no director who is not an employee of the Company, or a non-employee director, has a material relationship with the Company other than through his or her role as director, and each non-employee director is independent. Mr. Hyland is not independent because he is a member of management and an employee of the Company.

Each member of the Audit Committee, the Compensation Committee and the Governance Committee is independent in accordance with the NYSE Listed Company Manual and the director independence standards set forth above. No member of those committees receives any compensation from the Company other than directors' fees and no such member is an affiliated person of the Company (other than by virtue of his or her directorship). Members of the Audit Committee meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002. Members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and meet the independence requirements of the NYSE Listed Company Manual and the additional standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code.
Board Composition
The Board is currently comprised of 11 members. Our Certificate of Incorporation and Bylaws permit the Board to set the number of directors at no less than six members and no more than 11 members. Our Board is elected annually, and each of our directors stands for election each year. In connection with the retirement of Mr. Clark at the Annual Meeting, the Board will reduce its size to 10 members, effective as of the date of the Annual Meeting.
In fiscal 2013, the Board held seven meetings. Each director attended at least 92% of the total number of meetings of the Board and its committees of which he or she was a member in fiscal 2013. Directors are encouraged to attend the annual meeting of stockholders. All of our directors attended the 2013 annual meeting.

Our non-employee directors meet at least quarterly in executive sessions at which management directors, currently only our Chairman, are not present. Our Lead Director presides at the executive sessions of non-employee directors.
Board Leadership Structure
Our governance documents provide the Board with the flexibility to select the appropriate leadership structure for the Company. The Board does not have a formal policy as to whether the roles of Chairman and Chief Executive Officer should be separate or whether the Chairman should be a management or a non-employee director. The Governance Committee may make, from time to time, recommendations to the Board regarding the leadership structure of the Board, including the position of Chairman.
Under our Bylaws, the Chairman presides over meetings of the Board and meetings of stockholders, while the Chief Executive Officer has general and active management of the property, business and affairs of the Company, subject to the supervision and oversight of the Board. Mr. Hyland has served as our Chairman since October 2005 and as President and Chief Executive Officer since January 2006.
The Board has adopted a number of corporate governance-related measures to provide what it views as an appropriate balance between the need for dependable strategic leadership by Mr. Hyland and the need for oversight and objectivity of independent directors. Ten of our 11 directors are independent and each committee other than the Executive Committee is comprised entirely of independent directors. All directors play active roles in overseeing our business, both at the Board and committee levels. In addition, directors have full and free access to members of management and the authority to retain independent financial, legal or other advisors as they deem necessary without consulting or obtaining the approval of any member of management.
In addition, the Board selects an independent director to serve as our Lead Director, a role that entails significant responsibility for independent Board leadership, including acting as a liaison between the independent directors and management, chairing executive sessions of the independent directors, chairing Board meetings when the

Chairman is not present and consulting with the Chairman on other matters pertinent to our business and the Board. Mr. Springer currently serves as our Lead Director.

The Board believes that this leadership structure is the most effective for the Company at this time. In particular, the Board believes that having one leader serve as both Chairman and Chief Executive Officer facilitates decisive and effective leadership and that this leadership structure, when combined with our other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction of the Board.
Board's Role in Risk Oversight
The Board maintains oversight responsibility for the management of the Company's risks. While the Board oversees risk management, management is charged with assessing and managing risk. Our internal control environment is designed to identify and manage risks and to facilitate communication with the Board. Our internal audit department, which reports to the Audit Committee, facilitates our enterprise risk assessment and ongoing enterprise risk management processes, in coordination with our legal and compliance functions, and annually and regularly reports on risk-related issues to the Board and its committees to complement our strategic planning process. The Board also considers specific risk topics, including risks associated with our strategic plan and our capital structure, and receives regular reports from the heads of our principal business and corporate functions that include discussions of the risks and exposures involved in their respective areas of responsibility.
The Board executes its oversight responsibility for risk assessment and management directly as well as indirectly through its committees. The Audit Committee has primary responsibility for overseeing risks related to our financial reporting, audit process, internal control over financial reporting and disclosure controls and procedures. In addition, the Audit Committee receives reports from the internal audit department and is apprised of the internal control processes and procedures for ensuring appropriate controls are in place. The Audit Committee also receives regular reports on compliance matters, including those reported on our whistleblower hotline or otherwise to our Chief Compliance Officer or other members of management. The Audit Committee has adopted communication guidelines and other policies to help ensure that it is adequately and promptly notified of any fraudulent activity.

The Compensation Committee, the Governance Committee and the Environment, Health and Safety Committee (the "EHS Committee") of the Board oversee risks associated with their respective areas of responsibility. The Board is kept informed of its committees' risk oversight through reports of the committees to the full Board.
Board Committee Information

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the EHS Committee. An additional committee, the Executive Committee, meets only when called by the Chairman of the Board.
The following table shows information regarding the membership of each committee as of the date hereof:

Name	Audit	Compensation	Governance	EHS	Executive
Howard L. Clark, Jr.			Chairman	X
Shirley C. Franklin	X			X
Thomas J. Hansen	X		X
Gregory E. Hyland					Chairman
Jerry W. Kolb	X	X
Joseph B. Leonard		Chairman
Mark J. O’Brien		X		X
Bernard G. Rethore	X	X		Chairman
Neil A. Springer	Chairman	X			X
Lydia W. Thomas			X	X
Michael T. Tokarz			X	X	X
Number of meetings in fiscal 2013	13	5	4	4	0

Audit Committee
The Audit Committee's primary purpose is to assist the Board in fulfilling its responsibility to the Company's stockholders relating to the Company's financial reporting processes and systems of internal control over financial reporting. The Audit Committee is also responsible for determining whether the Company's financial systems and reporting practices are in accordance with applicable requirements. The Audit Committee retains and terminates the Company's independent registered public accounting firm and approves its services and fees.
The Board has determined that all Audit Committee members are financially literate under the NYSE Listed Company Manual. The Board has further determined that all Audit Committee members qualify as audit committee financial experts within the meaning of the rules and regulations of the SEC.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is able to provide the most effective services, for reasons such as its familiarity with the Company's current and past business, accounting systems and internal operations, and whether the services enhance the Company's ability to manage or control risks and improve financial reporting quality. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee with respect to individual projects up to $100,000. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.
Compensation and Human Resources Committee

The Compensation Committee is responsible for overseeing the Company's overall strategic human resources programs, including executive compensation, benefit plans and equity plans. The Compensation Committee approves and oversees the administration of the Company's material benefit plans, policies and programs, including all of the Company's equity plans and its executive bonus plan. The Compensation Committee also reviews and approves principal elements of total compensation for the Company's named executive officers and other executive officers and employment, severance and change-in-control arrangements for the Company's executive officers. Further, the Compensation Committee is responsible for reviewing and recommending the compensation of non-employee directors to the full Board, as well as reviewing and recommending directors' and officers' indemnification and insurance matters. The Compensation Committee also is responsible for overseeing an annual risk assessment process related to our compensation programs. The Board has determined that the members of the Compensation Committee meet the additional independence requirements of the NYSE Listed Company Manual.
Nominating and Corporate Governance Committee

The Governance Committee is responsible for, among other things, establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board and developing and recommending to the Board a set of corporate governance principles applicable to the Company. The Governance Committee will consider candidates for election as directors of the Company submitted by stockholders in accordance with the procedures described below under “— Director Nomination Process.”
Environment, Health and Safety Committee

The EHS Committee reviews the policies and procedures of the Company regarding compliance with the various laws, regulations and rules pertaining to the environment and employee health and safety. The EHS Committee oversees performance by Company management against certain health and safety metrics and receives special reports when necessary or when requested. The EHS Committee provides oversight for the proposed scope of internal and independent environmental, health and safety audits and encourages activities that demonstrate sound environmental stewardship initiatives within the Company and with its customers and suppliers.
 Executive Committee
The Executive Committee's principal function is to exercise the interim powers delegated to the Executive Committee at any time when any matter requires expeditious action by the Board or when it would not be practical for the full Board to meet to review or act on any matter.

Related Person Transactions
The Board has adopted a written Related Person Transaction Policy that is administered by the Governance Committee. The policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or may be expected to exceed $120,000 and a related person has a direct or indirect material interest. Under the policy, our General Counsel determines whether a transaction meets the requirements of a related person transaction requiring review by the Governance Committee. Transactions that fall within this definition will be referred to the Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Company. In addition, the Board has delegated to the Chairman of the Governance Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $500,000. The Company did not engage in any transaction during fiscal 2013, and has no currently proposed transaction, in which the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation

During fiscal 2013, none of the members of the Compensation Committee was a former or current officer or employee of the Company or had any relationships requiring disclosure as a related person transaction. None of our executive officers serves or has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or its Compensation Committee during fiscal 2013.
Director Nomination Process
In discharging its responsibility related to director nominations, the Governance Committee receives input from the Chairman of the Board, other directors and, if applicable, the Governance Committee's professional search firm. The Governance Committee also considers and evaluates candidates recommended by stockholders, as described below. The Governance Committee evaluates all candidates, regardless of who recommended the candidate, based on the same criteria.
The Governance Committee decides whether to further evaluate each candidate and may select an independent professional search firm to assist in the discharge of its duties. The evaluation includes a reference check, interaction, interviews and discussions about the candidate's qualifications, availability and commitment. The Chairman of the Governance Committee interviews each qualified candidate and selects certain candidates to be interviewed by the Chairman of the Board and other members of the Governance Committee. The Governance Committee reviews the results of all interviews and makes a recommendation to the full Board with respect to nominating a candidate for election to the Board. The Board expects all candidates recommended to the full Board to have received the approval of all members of the Governance Committee.
The Governance Committee uses a skills matrix of key experience and competencies to evaluate candidates. The Governance Committee carefully reviews all directors and director candidates in light of these factors based on the context of the current and anticipated composition of the Board, the current and anticipated operating requirements of the Company and the long-term interests of its stockholders. In reviewing a candidate, the Governance Committee considers the candidate's integrity and independence, as defined in the Guidelines and in the NYSE Listed Company Manual.
Key characteristics that are required of all directors are personal ethics and integrity, leadership capabilities, business acumen, collaborative skills, interpersonal skills, commitment and independence. The Governance Committee does not expect or intend that each director has the same background, skills and experience. Instead, the Governance Committee expects Board members will have diverse backgrounds, skills and experiences.
Listed below are key competencies that are not necessary for all directors, but are necessary for the Board as a whole. The biographies of nominees appearing earlier in this Proxy Statement describe each nominee's relevant experience, qualifications and skills from the following list.

•
General Management Expertise. Directors who have served in management positions are important to the Company since they bring experience and perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level. These insights and guidance, and the ability to assess and respond to situations encountered in serving on our Board, may be enhanced if the leadership experience has been developed at businesses or organizations that operate in the manufacturing sector.

•
Financial Expertise. Knowledge of financial markets, financing and funding operations, accounting and financial reporting processes is important since it assists our directors in understanding, advising and overseeing our capital structure, financing and investing activities, financial reporting and internal control of these activities.

•
Multiple-part Manufacturing and Operations Experience. Since we operate in the manufacturing sector, education or experience in manufacturing is useful in understanding our research and development efforts, product engineering, design and manufacturing, operations and products and the market segments in which we compete.

•
Mergers and Acquisitions Experience. Since we have adopted a strategy of selectively pursuing potential acquisitions, directors who have a background in M&A transactions can provide useful insight into developing and implementing strategies for growing our businesses through combination with other organizations. Useful experience includes consideration of the "fit" of a proposed acquisition with our strategy, the valuation of transactions and management's plans for integration with existing operations.

•
Strategic Planning Expertise. We operate in competitive markets and our businesses are subject to a wide variety of risks. Directors who have strategic planning experience can assist the Board in adopting policies and procedures that respond to the risks that we face.

•
Corporate Governance Expertise. Directors who have corporate governance experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.

•
Offshore Sourcing Expertise. Directors who have knowledge of trends and developments in offshore sourcing are important to us since we continue to evaluate sourcing certain of its products wherever doing so will lower costs while maintaining quality.

•
Marketing Expertise. Since we believe that many of our products benefit from strong brand recognition, directors who have marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

•
International Business Experience. Since we manufacture and sell certain of our products outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our businesses.

•
Government & Regulatory Affairs Expertise. The manufacture and marketing of our products is subject to the rules and regulations of various federal, state and local agencies, and a significant portion of our business depends on local, state and federal spending on water and wastewater infrastructure upgrade, repair and replacement. Directors who have served in government positions or who have worked extensively with governments or regulatory bodies can provide insight into working constructively with governments or regulatory bodies.

Although the Board does not have a formal policy regarding diversity, diversity is one among many criteria considered by the Board when evaluating candidates. Diversity criteria may include gender, race, ethnic background, geographic origin or personal, educational and professional experience. The Governance Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will enhance the Board's oversight role.
A stockholder who wishes to submit a director candidate for consideration by the Governance Committee must do so by writing our Corporate Secretary and including the candidate's biographical data. See “Stockholder Information — Procedures for Business Matters and Director Nominations for Consideration at the 2015 Annual Meeting of Stockholders — Notice Requirements for Nomination of Directors.”

Communicating with the Board
Stockholders and other interested parties may communicate with any of our directors, including our Lead Director and the Chairmen of our committees, or our independent directors as a group, on Board-related issues by writing in care of our Corporate Secretary at our principal executive office address: 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. Stockholders and other interested persons may also communicate with directors by sending an email message to boardofdirectors@muellerwp.com, or with the Audit Committee by sending an email message to auditcommittee@muellerwp.com. These procedures may change from time to time, and you are encouraged to visit the Company's website at www.muellerwaterproducts.com for the most current means of contacting our directors.

DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing and considering any revisions to director compensation. With the assistance of its independent compensation consultant, the Compensation Committee reviews director compensation and compares it to director compensation paid by other companies in the peer group described under "Compensation Discussion and Analysis — Factors Considered by the Compensation Committee — Peer Group Benchmarking and Total Compensation."
The Board reviews the Compensation Committee's recommendations and determines the final structure and amounts of director compensation. The Board has determined that compensation for non-employee directors should comprise a mix of cash and equity-based awards. The Board believes that the interests of directors are aligned with the interests of stockholders by linking a significant portion of director compensation to Common Stock performance. Under our stock ownership guidelines, directors are required to hold at least 50% of Common Stock acquired through equity awards until they own Common Stock equal in market value to at least four times their annual retainer. See "Compensation Discussion and Analysis — Stock Ownership Guidelines" for more information.
Annual Retainer
For fiscal 2013, as in fiscal 2012, each non-employee director received an annual retainer of $45,000. Annual retainers are paid quarterly. During fiscal 2013, the Chairmen of the Audit Committee and the Compensation Committee each received $15,000 for serving as Chairman, while the Chairmen of the Governance Committee and the EHS Committee each received $7,500 for serving as Chairman. During fiscal 2013, the Board determined to commence paying our Lead Director an additional $15,000 annually for service in this role. Mr. Springer, who became our Lead Director during fiscal 2013, received a pro rata portion of this amount based on the time he served as our Lead Director during fiscal 2013.
Meeting Fees
Non-employee directors each receive $1,500 for each Board and committee meeting attended. Meeting fees are paid monthly.
Equity Awards
Our Amended and Restated 2006 Stock Incentive Plan (the “2006 Stock Plan”) provides that, on the date of our annual meeting of stockholders, the Company will grant equity-based awards with an economic value determined by the Compensation Committee to each non-employee director who is re-elected to the Board and has served as a director for a period of at least six months. In addition, the 2006 Stock Plan provides that each director shall receive an initial equity-based grant on the date on which he or she commences service as a director, the economic value and terms of which shall be as determined by the Compensation Committee. The number of units equivalent to the economic value of those awards is determined by the Compensation Committee's compensation consultant using the same methodologies used in determining the value of similar equity-based awards to management. See “Compensation Discussion and Analysis — Role of Compensation Consultant in Compensation Decisions.”
On January 29, 2013, each non-employee director received equity-based awards with an aggregate economic value of approximately $80,000 in the form of (a) options to purchase 12,578 shares of Common Stock with an exercise price equal to $5.91 per share, the closing price of Common Stock on the NYSE on the grant date and (b) 6,768 restricted stock units (RSUs"). The outstanding stock options and RSUs vest in equal installments on the first, second and third anniversaries of the grant date. Under our 2006 Stock Plan, once a participant becomes "retirement-eligible," all outstanding equity-based awards automatically vest upon retirement. Therefore, for purposes of the table appearing on page 25, all outstanding equity-based awards of directors who are "retirement-eligible" are deemed vested. Commencing in fiscal 2014, all equity-based awards to directors will require a grantee who is or becomes "retirement-eligible" prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon "retirement."
Travel Expenses
The Company reimburses directors for their travel and related expenses in connection with attending Board and committee meetings and Board-related activities. Private air travel is reimbursed at a rate not to exceed the published price of a first class airline ticket for a comparable scheduled route.

Summary of Director Compensation
The following table shows fiscal 2013 compensation for our non-employee directors. None of our non-employee directors received any non-equity incentive plan compensation or participated in our pension or nonqualified deferred compensation plans. Mr. Hyland does not receive any compensation in connection with his service as a director.
Fiscal 2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)			Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
	Annual Retainer (1)	Meeting Fees	Total
Howard L. Clark Jr.	60,000	21,000	81,000	39,999	40,627	—	161,626
Shirley C. Franklin	45,000	33,000	78,000	39,999	40,627	—	158,626
Thomas J. Hansen	45,000	36,000	81,000	39,999	40,627	—	161,626
Jerry W. Kolb	45,000	37,500	82,500	39,999	40,627	—	163,126
Joseph B. Leonard	60,000	18,000	78,000	39,999	40,627	—	158,626
Mark J. O’Brien	45,000	24,000	69,000	39,999	40,627	—	149,626
Bernard G. Rethore	52,500	40,500	93,000	39,999	40,627	—	173,626
Neil A. Springer	67,500	36,000	103,500	39,999	40,627	—	184,126
Lydia W. Thomas	45,000	22,500	67,500	39,999	40,627	—	148,126
Michael T. Tokarz (3)	45,000	21,000	66,000	39,999	40,627	6,583	153,209

(1)
Includes fees earned as chairman of a committee of the Board or as Lead Director. Messrs. Clark and Springer each served as Lead Director for a portion of fiscal 2013 and each received a pro rata portion of the $15,000 annual retainer paid for these services.

(2)
Reflects the grant date fair value of the RSUs and nonqualified stock options granted during fiscal 2013 computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). Assumptions used in determining these amounts are included in Note 9 (Stock-based Compensation Plans) to our fiscal 2013 consolidated financial statements, which are included in the 2013 Annual Report. Expense is recognized over the shorter of the grants' three-year terms or until a director becomes retirement-eligible pursuant to the terms of the 2006 Stock Plan. Messrs. Clark, Kolb, Leonard, O'Brien, Rethore and Springer and Dr. Thomas were retirement-eligible at September 30, 2012. Ms. Franklin became retirement-eligible in February 2013. Mr. Tokarz became retirement-eligible in January 2013. Mr. Hansen becomes retirement-eligible in June 2015.

(3)
Mr. Tokarz deferred the receipt of all of the director compensation fees earned in fiscal 2013 into 10,150 phantom shares of Common Stock. "All Other Compensation" represents amounts accrued on identical terms to dividends paid on Common Stock related to the accumulated stock equivalent share balance. See "— Deferred Compensation" for more information.

The following table shows information related to option awards and stock awards made to our directors that were outstanding at September 30, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

		Exercisable	Unexercisable
Kolb, Leonard, O'Brien, Rethore, Springer and Tokarz(2)	5/25/2006	10,700	—	16.00	5/25/2016	—	—
	3/22/2007	12,600	—	14.19	3/22/2017	—	—
	1/30/2008	9,701	—	7.95	1/30/2018	—	—
	1/28/2009	9,546	—	7.76	1/28/2019	—	—
	1/28/2010	15,094	—	4.67	1/28/2020	—	—
	1/26/2011	15,094	—	4.21	1/26/2021	—	—
	1/25/2012	6,965	—	2.79	1/25/2022	—	—
	1/30/2013	12,578	—	5.91	1/30/2023	—	—
	Total	92,278	—			—	—
Clark (2)	5/25/2006	10,700	—	16.00	5/25/2016	—	—
	3/22/2007	12,600	—	14.19	3/22/2017	—	—
	1/30/2008	9,701	—	7.95	1/30/2018	—	—
	1/28/2009	9,546	—	7.76	1/28/2019	—	—
	1/28/2010	8,302	—	4.67	1/28/2020	—	—
	1/26/2011	10,566	—	4.21	1/26/2021	—	—
	1/25/2012	6,501	—	2.79	1/25/2022	—	—
	1/30/2013	12,578	—	5.91	1/30/2023	—	—
	Total	80,494	—			—	—
Thomas (2)	1/28/2009	9,546	—	7.76	1/28/2019	—	—
	1/28/2010	15,094	—	4.67	1/28/2020	—	—
	1/26/2011	15,094	—	4.21	1/26/2021	—	—
	1/25/2012	6,965	—	2.79	1/25/2022	—	—
	1/30/2013	12,578	—	5.91	1/30/2023	—	—
	Total	59,277	—			—	—
Franklin (2)	11/1/2010	25,806	—	2.92	11/1/2020	—	—
	1/25/2012	6,965	—	2.79	1/25/2022	—	—
	1/30/2013	12,578	—	5.91	1/30/2023	—	—
	Total	45,349	—			—	—
Hansen (3)	10/26/2011	8,658	17,316	2.90	10/26/2021	9,661	77,191
	1/30/2013	—	12,578	5.91	1/30/2023	6,768	54,076
	Total	8,658	29,894			16,429	131,267

(1)	The "market value" is calculated by multiplying the number of unvested RSUs by the closing price of Common Stock on the NYSE on September 30, 2013 of $7.99 per share.

(2)
Each of these directors is "retirement-eligible" under and for purposes of the 2006 Stock Plan. As a result, any stock options and RSUs outstanding on the date they became retirement-eligible are deemed vested.

(3)
Mr. Hansen becomes "retirement-eligible" in June 2015 under and for purposes of the 2006 Stock Plan. As a result, all of his outstanding stock options and RSUs, other than awards granted in fiscal 2013, will be deemed vested as of such date.

Deferred Compensation
The Board adopted the Mueller Water Products, Inc. Directors' Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors' fees. The Company credits the deferred fees, at each electing director's option, to either an income account or a stock equivalent account, or divides the fees between the two accounts. If a director elects the income account, the Company credits the director's fees otherwise payable as a dollar amount to the director's income account on the date such fees would otherwise have been paid. The Company credits the income account quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note at the beginning of such calendar quarter plus 1.00%. If a director elects the stock equivalent account, the Company converts the director's fees otherwise payable during a calendar quarter to stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of Common Stock on the first trading day of the following calendar quarter. The Company also credits the stock equivalent account with stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the owner of a number of shares of Common Stock equal to the number of stock equivalent shares credited to his account at the payment date for such dividend.
The Company makes deferred payments in January of the year determined by the non-employee director pursuant to an election filed with the Corporate Secretary of the Company. The payments may be made in any calendar year not earlier than the year in which the participant has his or her 72nd birthday or the year of the participant's termination of his or her services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as determined by the participating director in his or her election form. During fiscal 2013, Mr. Tokarz was the only non-employee director who participated in this plan. Mr. Tokarz's deferred payments are maintained in a stock equivalent account.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is intended to provide our stockholders with information about our fiscal 2013 compensation program for the following executive officers (collectively, "named executive officers" or "NEOs"):

•	Gregory E. Hyland, Chairman, President and Chief Executive Officer

•	Evan L. Hart, Senior Vice President and Chief Financial Officer

•	Keith L. Belknap, Senior Vice President, General Counsel and Chief Compliance Officer

•	Gregory E. Rogowski, President of Mueller Co.

•	Thomas E. Fish, President of Anvil
Fiscal 2013 Compensation Considerations

We design our executive officer compensation programs to attract, motivate and retain the key executives who are crucial to our long-term success. The principal elements of our compensation program for executives are base salary, annual performance-based cash compensation, long-term incentive performance-based equity compensation, other long-term equity compensation and broad-based benefit programs.

•
We structure incentive compensation to pay for performance. We set clear and measurable financial goals for corporate and business segment performance. In evaluating performance, we assess progress toward strategic priorities. Our objective is to establish pay practices that reward them for superior performance and to align their interests as managers of the Company with the long-term interests of our stockholders.

◦
Incentive compensation earned by our executive officers in 2013. Our annual and long-term performance-based incentive compensation awards for fiscal 2013 paid out or credited amounts in excess of target because our actual results exceeded target performance levels, as described in more detail below. For fiscal 2013, incentive compensation represented approximately 72% of our CEO's total target compensation, and an average of 64% of the total target compensation of the other NEOs.

◦
Company performance in 2013. Highlights of our fiscal 2013 consolidated results from continuing operations include the following elements, several of which were used by the Compensation Committee to assess overall Company performance and determine incentive plan compensation earned during this period. In fiscal 2013, we:

▪	increased net sales 9.5% year-over-year to $1,120.8 million;

▪	increased adjusted operating income 47.7% year-over-year to $98.8 million;

▪	increased income from continuing operations to $35.4 million from the prior year loss from continuing operations of $5.2 million;

▪	reduced average investment in working capital to 24.9% of net sales from 25.8% of net sales in the prior year;

▪	increased return on net assets to 21.6% from 17.3% in the prior year;

▪	increased adjusted free cash flow to $81.0 million from $49.7 million in the prior year; and

▪
returned value to our stockholders through a 63% increase in our Common Stock price (from September 30, 2012 through September 30, 2013) and the payment of $0.07 per share in dividends during fiscal 2013.

See "— Overview — Our Company Performance in Fiscal 2013" for definitions of "working capital," "return on net assets" and other non-GAAP measures. See Exhibit A for a reconciliation of non-GAAP financial measures to GAAP financial results.

•	We enhanced the pay-for-performance aspects of our executive compensation programs in fiscal 2013.

◦	We redesigned our long-term incentive program by issuing grants of performance-based restricted stock units that vest, if at all, over multi-year performance cycles instead of grants of stock options.

◦
For our CEO and segment Presidents, we further increased the percentage of compensation under our fiscal 2013 annual cash incentive plan tied solely to performance against pre-established financial performance goals to 90% from 80%.

•	We continue to implement and maintain best practices for executive compensation.

◦
Our compensation programs are designed to mitigate imprudent risk by utilizing, among other things, multiple performance targets and caps on potential payments; and we conduct a risk assessment of incentive-based compensation plans each year.

◦	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

◦	We prohibit hedging and pledging of our Common Stock by executives or directors.

◦
Our executives are subject to stock ownership guidelines that require them to reach significant levels of stock ownership and they may not sell more than 50% of Common Stock awarded (except to meet tax withholding obligations) if doing so would cause them to fall below required levels.

◦
We can recover cash- or equity-based compensation paid to executives in various circumstances, including where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement.

◦
We evaluate share utilization by reviewing overhang levels (the dilutive impact of equity compensation on our stockholders) and analyzing annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

◦
For fiscal 2013, we recalibrated the group of peer companies reviewed by the Compensation Committee to align more closely with the current size of our business. This recalibration resulted in the removal of five companies from our prior year peer group.

•
We consider stockholder feedback on executive compensation. At our 2013 annual meeting of stockholders, the advisory vote on executive compensation received the support of approximately 98% of the votes cast. We carefully consider feedback from our stockholders regarding executive compensation matters.

◦
Based on strong stockholder support expressed for our executive compensation programs, the Compensation Committee has applied a consistent pay-for-performance philosophy in structuring executive compensation.

◦
Stockholders are invited to express their views or concerns on executive compensation directly to the Chairman of the Compensation Committee in the manner described above under “Corporate Governance — Communicating with the Board.”

Overview
Our Company Performance in Fiscal 2013
Highlights of our fiscal 2013 consolidated results from continuing operations include the following elements, some of which were used by the Compensation Committee to assess overall Company performance and determine incentive plan compensation during this period. See Exhibit A for a reconciliation of non-GAAP financial measures to GAAP financial results.

Our net sales in fiscal 2013 were $1,120.8 million, compared to $1,023.9 million in fiscal 2012. Our adjusted net income in fiscal 2013 was $28.8 million. We define adjusted net income for this purpose as consolidated net income adjusted to eliminate discontinued operations, restructuring expenses, the loss on early extinguishment of debt and expenses associated with acquisition-related activities. Income tax expense is calculated at 39.3%.

Our adjusted operating income for fiscal 2013 was $98.8 million, compared to $66.9 million for fiscal 2012. We define adjusted operating income for this purpose as operating income adjusted to exclude restructuring expenses.

Our adjusted free cash flow for fiscal 2013 was $81.0 million, compared to $49.7 million for fiscal 2012. We define adjusted free cash flow for this purpose as cash flows from operating activities of continuing operations, adjusted for capital expenditures of continuing operations, restructuring expenses, the premium paid on the early extinguishment of debt and acquisition-related activities.
In fiscal 2013, certain significant operational and financial accomplishments included:

•
Reduced Working Capital. During fiscal 2013, we reduced our average investment in working capital as a percentage of net sales to 24.9% from 25.8% in fiscal 2012. Working capital represents an investment by a company to support its business activities. The lower a company can drive its working capital while maintaining its service levels, the more efficiently the company is using its capital. Lower working capital allows for alternative uses of financial resources; for example, to reduce debt, make capital investments and pay dividends to stockholders. We define working capital for this purpose as the average of adjusted current assets less adjusted current liabilities over the course of a year, which measures exclude cash and cash equivalents, debt and items reported as held for sale.

•
Increased Return on Net Assets. For compensation purposes, our return on net assets for fiscal 2013 was 21.6%, compared to 17.3% in fiscal 2012. We define return on net assets as the quotient obtained by dividing income tax-effected adjusted operating income plus amortization by the monthly average of working capital and fixed assets. Adjusted operating income excludes restructuring expense. Income taxes are calculated at 39.3%. Amortization is only that arising from business combinations. Working capital excludes cash, items held for sale and debt. Fixed assets is property, plant and equipment plus capitalized software costs reported as part of identifiable intangible assets.

•
Reduced Net Debt and Extended the Maturity of our Credit Agreement. At September 30, 2013, net debt was $477.2 million, compared to $539.8 million at September 30, 2012. Since September 30, 2009, we have reduced net debt by $201.4 million. Net debt represents a priority claim on a company's financial resources as a company must service that debt through interest payments and repayments of principal. When a company lowers its debt service requirements, its financial resources are available for other purposes. We define net debt as total debt less cash and cash equivalents. In addition, during fiscal 2013, we amended our credit agreement to extend the maturity date from August 26, 2015 to the earlier of December 18, 2017 and 60 days prior to the final maturity of our senior subordinated notes due June 2017.

Compensation Philosophy
The Compensation Committee has identified the following guiding principles in overseeing the compensation program for our executives:

•
Set Executive Compensation at Competitive Levels. To attract qualified executives, motivate performance and retain executives with the abilities and skills needed to drive the Company's success and build long-term stockholder value, total target compensation should be competitive and should reflect the value of comparable positions in the market and within the Company.

•
Motivate Achievement of Financial and Operational / Individual Performance Goals. A significant portion of an executive's overall compensation depends on the achievement of financial and operational or individual performance goals determined at the beginning of each fiscal year. Additionally, the portion of an executive's targeted total compensation that is performance-based increases as a function of the executive's responsibilities and ability to influence results.

•
Reward Superior Performance. While the total compensation for an executive should be both competitive and tied to achievement of financial and strategic goals, we seek to provide above target payouts when actual performance exceeds targeted levels.

•	Align Executives' and Stockholders' Interests. Executives' interests are more directly aligned with the interests of our stockholders when compensation programs:

◦	emphasize both short- and long-term financial performance;

◦	are significantly impacted by the value of Common Stock; and

◦	require significant ownership of Common Stock.
A significant portion of the compensation for our executives is comprised of long-term incentive and performance-based equity awards; and the Compensation Committee has adopted stock ownership guidelines that require executives to hold at least 50% of Common Stock acquired through equity awards until specified ownership levels have been met.
Compensation Elements
Each element of our executive compensation programs for fiscal 2013 was reviewed and approved by the Compensation Committee, with the intention to meet the objectives described in the following table. For fiscal 2013, incentive compensation represented approximately 72% of our CEO's total target compensation, and an average of 64% of the total target compensation of the other NEOs.

Element	Type	Terms	Objective / Focus
Base Compensation	Salary	• Fixed amount of compensation for performing day-to-day responsibilities • Executives generally eligible for increase annually, depending on market data and individual performance.	• Rewards scope of responsibility, experience and individual performance
Annual Incentive Compensation	Performance-Based Annual Bonus	• Provides the opportunity for annual performance-based incentive awards for achieving financial, operational and / or individual performance goals measured over the current year	• At risk, depending on achievement of financial, operational and individual goals
Long-Term Incentive Compensation	Restricted Stock Units	• Vest over three years from the grant date • Paid in shares of Common Stock upon vesting	• Provides at-risk variable pay over a number of years • Aligns the long-term interests of executives with stockholders • Promotes retention
	Performance Restricted Stock Units	• Vests after a multi-year performance cycle • Paid in shares of Common Stock upon vesting based on the achievement of pre-established financial performance targets for each annual performance period	• Provides at-risk variable pay over a number of years • Earned only upon achievement of Company performance goals over time • Aligns the long-term interests of executives with stockholders
Retirement	Savings Plan	• A qualified 401(k) plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and receive a Company matching contribution	• 401(k) plan encourages employee savings • We do not offer any non-qualified supplemental savings plans for executives
Other	Perquisites	• Certain other benefits provided to executives by the Company, as described below	• Promote health and provide financial, legal, tax and executive long-term disability assistance for executives
Risk and Incentive Compensation
The Compensation Committee has conducted an assessment of our compensation policies and practices and has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This process included a review of the risk profile of our compensation policies and practices for all employees. To facilitate its review, the Compensation Committee engaged its independent compensation consultant to review the Company's compensation structure to identify any design elements that might encourage excessive risk taking. The compensation consultant discussed with the Compensation Committee its review and conclusions about our compensation policies and practices. The Compensation Committee concluded that the Company's incentive plans are not likely to encourage excessive risk taking.
In conducting its review, the Compensation Committee noted several of the Company's compensation policies and practices that mitigate risk, including:

•	using multiple performance measures in annual incentive awards;

•	capping payout levels for annual bonuses;

•	maintaining the ability to reduce annual incentive awards, based on the independent judgment of the Compensation Committee;

•	using multiple long-term incentive vehicles;

•	using overlapping multi-year performance periods in connection with performance shares;

•	maintaining change-in-control severance arrangements applicable to senior executives;

•	maintaining stock ownership guidelines applicable to senior executives;

•	maintaining an anti-hedging policy; and

•	maintaining a clawback policy applicable to executives.
The Compensation Committee believes that the base salaries of our executives, reviewed against the salaries of similarly situated executives at peer group companies, are a sufficient component of total compensation to discourage excessive risk taking. The Compensation Committee approves financial and individual performance goals under our annual and long-term performance-based compensation plans that it and management believe can be achieved without the need to take imprudent risks or make inappropriate changes to our businesses or strategy. The Compensation Committee annually considers revisions to the metrics used for incentive compensation, and reviews progress against them during the year. The Compensation Committee believes the use of widely-accepted financial and other metrics with carefully determined thresholds and maximums makes it unlikely that the risk to the Company will be increased in any material way. Long-term incentive awards for executives are equity-based awards that vest over multiple years, and value is enhanced only through appreciation of the price of our Common Stock, in the case of RSUs, or achievement of pre-established financial performance targets for each year of the performance period, in the case of performance RSUs.
Role of Management in Compensation Decisions
The Compensation Committee and the Chief Executive Officer discuss the financial metrics intended to closely align performance targets of the business units and the Company with the strategic goals of the Company. The Compensation Committee and the Chief Executive Officer also discuss the operational or individual goals and desired initiatives for each executive to determine the goals that should be used and the extent to which performance targets are achieved.
The Compensation Committee reviews information provided by its compensation consultant and uses that information as a reference point for the components of compensation. The Chief Executive Officer makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual incentive adjustments and grants of equity awards under the Company's incentive plans. The Compensation Committee makes the final decision with respect to the compensation of these executives, taking into consideration the Chief Executive Officer's recommendations.
The Compensation Committee annually receives input from the entire Board with respect to the Chief Executive Officer's performance and recommends his compensation level to the Board. The Board discusses and approves the annual salary of the Chief Executive Officer. The Chairman of the Compensation Committee and another Compensation Committee member designated by the Chairman meet with the Chief Executive Officer to discuss the Chief Executive Officer's performance and compensation based on evaluations received from the Board. These discussions are considered by the Compensation Committee in setting all elements of the compensation for the Chief Executive Officer.

In fiscal 2013, the Chief Executive Officer was present at all of the Compensation Committee meetings, but was excused from the executive sessions of the Compensation Committee and did not participate in meetings or deliberations where his compensation was discussed.
Role of Compensation Consultant in Compensation Decisions
The Compensation Committee has sole authority to select and retain a compensation consultant, including authority to approve fees and retention terms. For fiscal 2013, the Compensation Committee retained Meridian Compensation Partners, LLC as its compensation consultant. The Compensation Committee reviews the performance of its compensation consultant annually.
In fiscal 2013, the compensation consultant's responsibilities included, but were not limited to:

•	providing recommendations regarding the composition of our peer group;

•	preparing and analyzing peer group compensation data;

•	reviewing and advising on the performance measures to be used in incentive awards;

•	valuing equity-based awards; and

•
reviewing and advising on principal aspects of executive and non-employee director compensation, including base salaries, bonuses and equity-based awards for executives, and cash compensation and equity-based awards for non-employee directors.

In October 2013, the Compensation Committee considered the independence of its compensation consultant in light of new NYSE listing standards. The Compensation Committee requested and received a letter from the compensation consultant addressing the consulting firm's independence, including the following factors:

•	other services provided to the Company by the consultant;

•	fees paid by us as a percentage of the consulting firm's total revenue;

•	policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest;

•	any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	any Common Stock owned by the individual consultants involved in the engagement; and

•	any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.
The Compensation Committee discussed these considerations and concluded that the compensation consultant was independent and that the work of the compensation consultant did not raise any conflict of interest.
Factors Considered by the Compensation Committee
Peer Group Benchmarking and Total Compensation

Each year, the Compensation Committee, with the input of its independent compensation consultant, reviews the prior year peer group. This review includes considering companies that likely compete with the Company for executive talent, companies with similar organizational structures and companies that have a primary manufacturing component to their businesses and are publicly traded or otherwise file financial statements with the SEC. For fiscal 2013, the Compensation Committee recalibrated the group of peer companies to align more closely with the current size of our business. This recalibration resulted in the removal of five companies from our prior year peer group. The 19-company peer group (the "Peer Group") is listed below.

Every other year, the compensation consultant collects peer group compensation data and prepares an executive benchmarking study using a market regression analysis to size-adjust the market data for the net sales size of the Company as a whole and for each separate business unit. In setting pay opportunities for fiscal 2013, the Compensation Committee referenced an executive benchmarking study completed in October 2012.

The Compensation Committee regularly reviews the target total compensation of each executive and compares it to the target total compensation for comparable executive positions in the Peer Group. The Compensation Committee targets total compensation at the regressed 50th percentile of the Peer Group plus or minus 15%, subject to individual adjustments based on experience, length of service, individual performance and other factors deemed appropriate by the Compensation Committee. Depending on business and individual performance results, an executive's total compensation may be within, below or above the target range for that position.

Fiscal 2013 Peer Group
Ametek, Inc.	Mueller Industries, Inc.
Armstrong World Industries, Inc.	Otter Tail Corporation
Badger Meter, Inc.	Quanex Building Products Corporation
Crane Co.	Robbins & Myers, Inc
Curtiss-Wright Corporation	Roper Industries, Inc.
Donaldson Company, Inc.	Sauer-Danfoss Inc.
EnPro Industries, Inc.	Valmont Industries, Inc.
Graco Inc.	Watts Water Technologies, Inc.
IDEX Corproation	Worthington Industries, Inc.
Lennox International Inc.
Tally Sheets
The Compensation Committee regularly reviews “tally sheets” for each executive, which are prepared by management and reviewed by the compensation consultant prior to being provided to the Compensation Committee. The tally sheets contain information concerning prior years' compensation, proposed compensation for the current year, outstanding equity-based awards (both vested and unvested) and various termination-of-employment scenarios. The tally sheets enable the Compensation Committee to view and evaluate many facets of executive compensation, understand the magnitude of potential payouts as a result of termination-of-employment scenarios and consider changes to our compensation program, arrangements and plans in light of emerging trends.
Wealth Accumulation Review
The Compensation Committee reviews certain “wealth accumulation” calculations, such as projections of how much an executive is projected to earn or accrue over time through cash and equity-based compensation or through certain benefits. The most variable vehicle for wealth accumulation is equity-based awards, and the Compensation Committee intends for recipients of equity-based awards to receive their full benefit with improved Company performance and the resulting improvement in the per-share price of our Common Stock. This review is intended to ensure that management's interests are aligned with the long-term interests of the Company and its stockholders.
Compensation Elements
Salary
The Compensation Committee regularly compares the salary of each executive to the regressed 50th percentile of comparable executives in the Peer Group and uses that benchmark as a guide. In some cases the Compensation Committee may set salaries higher or lower than the 50th percentile. Salaries for the NEOs are adjusted, as appropriate, on February 1 of each year. As a result of the Compensation Committee's assessment of the October 2012 benchmarking study, the NEOs (other than Mr. Belknap) did not receive an increase in annual salary in February 2013. These determinations were intended to ensure the salary of each NEO was within the plus or minus 15% range of the 50th percentile.

Name	Annual Salary Rate at September 30, 2013 ($)	Annual Salary Rate at September 30, 2012 ($)
Gregory E. Hyland	875,000	875,000
Evan L. Hart	369,100	369,100
Keith L. Belknap	334,750	325,000
Gregory E. Rogowski	398,200	398,200
Thomas E. Fish	389,800	389,800

Annual Cash Incentive Awards
The Compensation Committee compares the target annual cash incentive compensation of each executive to the regressed 50th percentile of comparable executives in the Peer Group and uses that benchmark as a guide. For fiscal 2013, the total target opportunity for the NEOs was within the 50th percentile of the Peer Group, plus or minus 15%, and was weighted, in the case of Messrs. Hyland, Rogowski and Fish, 90% based on the achievement of two financial performance goals described below and 10% based on the achievement of safety performance goals and, in the case of Messrs. Hart and Belknap, 80% based on the achievement of two financial performance goals described below and 20% based on the achievement of individual performance goals. Under the annual incentive plan, the Compensation Committee may decrease, but not increase, the amounts payable to participants.
Financial Performance Goals
For corporate executives, the financial performance goals selected by the Compensation Committee for fiscal 2013 were based on adjusted net income (defined as consolidated net income adjusted to eliminate discontinued operations, restructuring charges, amortization of deferred losses on interest rate swap contracts, effect of certain valuation allowances against deferred income tax assets, loss on early extinguishment of debt, and certain other nonrecurring costs) and adjusted free cash flow (defined as consolidated cash flows from operating activities adjusted to remove primarily restructuring charges less capital expenditures). The Compensation Committee chose these metrics to encourage particular focus on delivering net income and managing the balance sheet while optimizing cash flow.
For segment executives, the financial performance goals selected by the Compensation Committee were based on the segment's adjusted operating income (defined as operating income, adjusted to exclude the operating results of Mueller Systems, in the case of Mueller Co., and restructuring charges) and working capital (defined as the segment's average of adjusted current assets less adjusted current liabilities over the course of fiscal 2013, which measures exclude cash and cash equivalents and debt) as a percent of the segment's net sales. The Compensation Committee chose these performance goals to encourage particular focus on delivering operating income and managing the balance sheet while optimizing cash flow.

The following table shows the fiscal 2013 financial performance targets for each NEO along with the actual results. The Compensation Committee determined numeric goals targeting percentage increases over the prior year's results.
Financial Performance

			Results Required to Achieve Bonus ($ in millions, except for percentages)			2013 Actual Results ($ in millions)	Actual 2013 Payout Factor (% of Target Bonus)

Name	Financial/Performance Metric	Weight	Threshold	Target (100%)	Maximum (200%)
Gregory E. Hyland	Consolidated Adjusted Net Income	60%	2.5	27.2	52.2	28.8	106.4
	Consolidated Adjusted Free Cash Flow	30%	23.2	59.9	97.3	81.0	156.4
Evan L. Hart	Consolidated Adjusted Net Income	50%	2.5	27.2	52.2	28.8	106.4
	Consolidated Adjusted Free Cash Flow	30%	23.2	59.9	97.3	81.0	156.4
Keith L. Belknap	Consolidated Adjusted Net Income	50%	2.5	27.2	52.2	28.8	106.4
	Consolidated Adjusted Free Cash Flow	30%	23.2	59.9	97.3	81.0	156.4
Gregory S. Rogowski	Mueller Co. Base and Echologics Adjusted Income from Operations	60%	62.2	88.8	115.4	98.6	136.8
	Mueller Co. Base and Echologics Average Working Capital as a Percent of Net Sales	30%	26.1%	24.4%	22.9%	25.0%	64.7
Thomas E. Fish	Anvil Adjusted Income from Operations	60%	28.0	40.0	52.0	40.3	102.5
	Anvil Average Working Capital as a Percent of Net Sales	30%	23.8%	23.2%	21.8%	22.7%	135.7
Operational / Individual Performance Goals
Historically, the Compensation Committee, as administrator of the annual incentive plan, has established individual performance goals for senior executives. All individual performance goals are set with minimum (or threshold), target and maximum objectives for each individual performance goal. For fiscal 2013, the Compensation Committee replaced individual performance goals with safety goals for Messrs. Hyland, Rogowski and Fish. The Compensation Committee made this change to encourage particular focus on delivering safety performance improvements across our business. All safety goals are set with minimum (or threshold), target and maximum objectives for each safety goal.
In fiscal 2013, individual goals had a total weight of 10% of the total cash incentive target for Messrs. Hyland, Rogowski and Fish, and 20% for other executive officers.
Individual goals are designed to be quantifiable to the extent practicable and are also reviewed subjectively. For example, individual goals for fiscal 2013 included specific initiatives related to improvements in specific productivity metrics, compliance-related objectives and specific improvements tied to financial results. The percent achievement of individual goals is initially determined by the executive's direct supervisor and further reviewed by the Chief Executive Officer, with the Compensation Committee making the final decision based on the CEO’s recommendations.

In fiscal 2013, the Compensation Committee used adjusted net income to determine the availability of a pool from which to pay the safety goal portion of Mr. Hyland's incentive award. Based on his achievement of safety goals for fiscal 2013, the Compensation Committee determined that Mr. Hyland had earned an incentive award for the individual performance portion of $128,188.

Fiscal 2013 Annual Cash Incentive Awards

Based on performance in fiscal 2013 against all performance goals, the following were the target and actual incentive plan awards for fiscal 2013 for each NEO:

Name	At Target Performance		At Actual Performance
	% of Salary	Amount ($)	% of Salary	Amount ($)
Gregory E. Hyland	100	875,000	125.4	1,097,338
Evan L. Hart	75	276,825	91.1	336,398
Keith L. Belknap	60	198,900	75.7	250,853
Gregory E. Rogowski	75	298,650	88.1	350,705
Thomas E. Fish	75	292,350	85.5	333,133
Long-Term Equity-Based Compensation
Long-term equity-based compensation has historically comprised grants of RSUs and options. Beginning with fiscal 2013, to further enhance the pay for performance aspects of our compensation program, we redesigned our long-term incentive program to issue grants of performance-based restricted stock units ("PRSUs") instead of stock options.
Performance-Based Restricted Stock Units
For fiscal 2013, 50% of target long-term incentive compensation value was awarded in this form of PRSUs, which vest solely on the basis of achievement of pre-approved performance goals over the applicable performance period. The key terms of the PRSUs are as follows:

•
Each PRSU award reflects a target number of shares that may be issued to the award recipient at the end of a three-year performance period (or two-year period in the case of the “transition period PRSU awards” described below) if performance targets are achieved.

•	Performance targets are established by the Compensation Committee on an annual basis, within 90 days of the beginning of each fiscal year during the performance period.

•
At the end of each fiscal year, the Compensation Committee certifies performance against the applicable performance targets, and PRSUs representing the level of achievement during that fiscal year are "banked" for potential payout at the end of the three-year performance period.

•
The Compensation Committee determines the actual number of shares the recipient receives at the end of the three-year period based on results achieved as compared to the performance targets over the entire performance period.

•	The actual number of shares a participant may receive ranges from zero to two times the target number of shares, depending solely on performance during each year of the three-year period.

•	PRSUs do not convey voting rights or earn dividends.

•	PRSUs vest on the last day of the three-year performance period, unless vested sooner due to a change-in-control of the Company or the participant's death, disability or retirement.
In redesigning the program, the Compensation Committee considered that structuring payouts under PRSU awards based on overlapping three-year performance periods mitigates against executives being rewarded for taking excessive risk.
If earned, the PRSUs granted to the executive officers in November 2012 with a three-year performance period will not be issued until the Compensation Committee certifies performance results for the fiscal year ending September 30, 2015.

Transition Period PRSU Awards. Because the PRSU awards described above, if earned, will not be issued before September 30, 2015, a transition period PRSU grant was also awarded to executive officers in November 2012. The transition PRSU award covers the initial two years of the redesigned program. If earned, the transition PRSUs will be paid in cash, with each share earned converted into cash at the then closing stock price of our Common Stock.
Performance Measure and Results for Fiscal 2013. For PRSU awards granted in fiscal 2013, the initial year of the redesigned program, the Compensation Committee approved the percentage year-over-year improvement in return on net assets, or “RONA”, as the applicable financial performance metric. For these purposes, the term RONA has the meaning described under “— Overview — Our Company Performance in Fiscal 2013” above. The performance necessary to earn a target payout required RONA improvement of 11.41%, and the performance necessary to earn a maximum payout required RONA improvement of 22.82%.
Our actual RONA performance for fiscal 2013 was 21.6% compared to RONA of 17.3% for fiscal 2012.  Based on this achievement, the Committee certified fiscal 2013 RONA performance at 200% of target.  Accordingly, recipients of PRSU awards granted in fiscal 2013 were each credited with a rate of 200% of the awards attributable to the fiscal 2013 performance period.
Time-Based Restricted Stock Units
As described above, a portion of an executive's long-term incentive award value has historically been awarded in the form of time-based RSUs. For fiscal 2013, 50% of long-term incentive compensation value was awarded in this form. The Compensation Committee approves a dollar value for these RSUs and its compensation consultant determines a specified number of RSUs that equals that value. In determining the actual number of RSUs to be granted, the Compensation Committee relied on calculations provided by its compensation consultant. The economic value calculated for each award is based on a discounted value methodology for RSUs. RSUs typically vest one-third of the units granted on each anniversary of the grant date.
Timing of Equity Awards
While the Compensation Committee may grant equity-based awards at any of its scheduled meetings or by unanimous written consent, it generally grants awards at its November or December meeting each year, except for awards related to promotions or new hires. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a pre-determined future date based on hire date. Grants approved by unanimous written consent become effective and are priced as of a pre-determined future date. All stock options have a per-share exercise price equal to the closing stock price on the New York Stock Exchange on the effective date of the grant.
Retirement Benefits
The Company offers retirement benefits to its executives and other employees to provide a competitive source of retirement income. These retirement benefits are provided through the vehicles described below.
Retirement Savings Plan Applicable to Employees Generally
The Mueller Water Products, Inc. Retirement Savings Plan (“Savings Plan”) is a 401(k) plan that provides retirement benefits for non-union employees of the Company and participating subsidiaries. Each of our NEOs, participated in the Savings Plan in fiscal 2013 on the same basis as our other employees.
Deferred Compensation Plan
In accordance with the terms of Mr. Hyland's employment agreement with Walter Industries, Inc. (now Walter Energy), dated September 9, 2005, the Company adopted a limited retirement savings plan effective from April 1, 2007. That employment agreement was assigned to and assumed by the Company on December 14, 2006 and has been subsequently amended and restated without changing the amount of the benefit to which Mr. Hyland is entitled. The plan is an unfunded plan of deferred compensation. Under the plan, the Company credited a bookkeeping account for Mr. Hyland, commencing April 16, 2007 and as of the 16th day of each calendar month thereafter through September 16, 2010, with an amount equal to 10% of Mr. Hyland's then current monthly base salary. The amounts credited to the plan bear interest at 120% of the long-term Applicable Federal Rate (as defined in the Internal Revenue Code) until payment. At September 30, 2013, $584,232 has been accrued and credited to Mr. Hyland's deferral account, and no further accruals will occur to the account, except for interest.

Upon termination of Mr. Hyland's employment at the Company, other than for cause, all deferred compensation under the plan will be paid as a lump sum to Mr. Hyland, subject to the terms of the plan. Upon a termination of employment for cause, the entire plan account will be forfeited. The Company's fiscal 2013 accruals to the plan for Mr. Hyland were $17,982.
Other Benefits
Perquisites
The Company provides certain perquisites to the NEOs that the Compensation Committee believes are reasonable and consistent with its overall compensation program. The perquisites provided are intended to contribute to the improved health of the executives, facilitate business development, enhance personal financial management or represent a competitive practice that helps to attract and retain executives.

In fiscal 2013, the Compensation Committee offered its NEOs limited perquisites, including a car allowance, life insurance, supplemental long-term disability insurance, reimbursement for certain financial planning and physical examination expenses.
Severance Benefits
Each NEO is entitled to severance benefits. See “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”
Change-in-Control Agreements

Change-in-control agreements are used to create incentives for executives to build stockholder value and to seek the highest value possible for stockholders should the Company be acquired, despite the risk of losing employment. The Company's change-in-control agreements for executives provide for vesting of outstanding equity-based awards upon a change-in-control and operate with a “double trigger” for severance payments, meaning that severance payments do not occur unless the executive's employment is involuntarily terminated (other than for cause or for termination for good reason) within 24 months following a change-in-control. The Compensation Committee believes this structure strikes an appropriate balance of incenting executives without providing benefits to executives who continue to enjoy employment with an acquiring company. The Compensation Committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this objective to be undermined if executives receive significant severance payments solely upon the closing of such a transaction.
Employee Stock Purchase Plan
The Company's Employee Stock Purchase Plan ("ESPP") provides all Company employees an opportunity to purchase Common Stock through regular payroll deductions. The purchase price is equal to 85% of the lesser of the closing price of Common Stock on the first trading day of the offering period and the closing price of Common Stock on the last trading day of the offering period. During fiscal 2013, Messrs. Hart and Belknap were the only NEOs to participate in the ESPP.

Health and Welfare Benefits
The Company generally offers group medical, dental, vision, life and long-term disability insurance in a flexible benefits package to all active U.S. employees, except as otherwise required by collective bargaining agreements. Every employee is provided life insurance up to one times his or her base salary at no charge, other than income taxes, to the employee. For an additional charge, the employee may obtain coverage of up to four times his or her base salary up to a maximum life insurance benefit of $1,250,000. NEOs participate on the same basis as other eligible employees.

Income Tax Consequences of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to NEOs (other than the chief financial officer) to $1 million in any year. Performance-based compensation may be excluded from this limitation if certain conditions are met. The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Internal Revenue Code. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Compensation Recovery (Clawback) Policy
The Company's employment agreements contain a provision that requires the employee, to the extent required by law, to reimburse the Company following the publication of a restatement of the Company's financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct for (a) incentive-based or equity-based compensation received and (b) any profits realized from the sale of securities, in each case during the 12 months prior to discovery of the noncompliance. The Compensation Committee has exclusive authority to interpret and enforce this provision.
The Compensation Committee has adopted a “Clawback Policy” to recover pay that is determined to have been wrongfully earned by managerial or executive employees. As a result, all RSUs granted after November 30, 2009 include a clause that reduces the number of equity awards upon the occurrence of certain events. The Compensation Committee has the exclusive authority to interpret the Clawback Policy, and may offset compensation as necessary to recover amounts due under the Clawback Policy. The Compensation Committee expects to adopt changes to the Clawback Policy once the SEC issues final rules and the NYSE adopts related listing standards implementing the provisions of the Dodd-Frank Act related to compensation recovery.
Prohibition on Hedging and Pledging
The Company does not allow directors or employees to hedge the value of Company equity securities held directly or indirectly by the director or employee. Company policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company's securities, as well as hedging or monetization transactions, purchases of Company equity securities on margin and borrowing against any account in which Company securities are held. The Company prohibits pledging of our Common Stock by executives or directors.

Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines to promote a high level of stock retention among executives and non-employee directors. The guidelines require that the total value of the participant's holdings of Common Stock must equal or exceed the specified target value shown below.

Position/Title	Target Ownership
Chief Executive Officer and President	6 x base salary
Group Presidents and Executive Vice Presidents	3 x base salary
Senior Vice Presidents	2 x base salary
Non-Employee Directors	4 x annual retainer
In determining the value of shares held by any executive or non-employee director for purposes of this policy, the Compensation Committee considers (A) the higher of (1) the current market value or (2) the tax basis of lapsed RSUs and (B) the higher of (1) the market value of shares held by the participant or (2) the tax basis of shares held by the participant. Outstanding stock options and RSUs for which the restrictions have not lapsed do not count toward the achievement of target ownership levels. The Chief Executive Officer and the Compensation Committee review the ownership of each executive and non-employee director periodically.
Prior to attaining the target ownership levels, the participants are required to hold at least 50% of the shares of Common Stock obtained through the Company's equity compensation programs. Selling or tendering shares to pay taxes, selling shares pursuant to a previously executed agreement to cover the payment of taxes and tendering shares to pay the exercise price upon stock option exercises are permitted under the guidelines.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
The Compensation and Human Resources Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

Compensation and Human Resources Committee
Joseph B. Leonard, Chairman
Jerry W. Kolb
Mark J. O'Brien
Bernard G. Rethore
Neil A. Springer

EXECUTIVE COMPENSATION
Summary Compensation Table
The amounts reported in the following table, including base salary, annual and long-term incentive amounts, benefits and perquisites, are described more fully under "Compensation Discussion and Analysis."

Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory E. Hyland Chairman, President and Chief Executive Officer	2013		875,000	—	1,391,729	—	1,097,338	17,982	50,235	3,432,284
	2012		867,667	—	1,199,762	330,080	1,197,380	17,241	50,308	3,662,438
	2011		843,667	—	602,212	355,002	—	20,920	47,436	1,869,237
Evan L. Hart Senior Vice President and Chief Financial Officer	2013		369,100	—	443,043	—	336,398	—	30,924	1,179,465
	2012		361,133	—	326,804	87,050	360,230	—	30,655	1,165,872
	2011		338,467	—	180,858	106,615	—	—	30,398	656,338
Keith L. Belknap Senior Vice President, General Counsel and Chief Compliance Officer	2013	(6)	331,500	50,000	324,266	—	250,853	—	40,564	997,183

Gregory S. Rogowski President, Mueller Co.	2013		398,200	—	440,458	—	350,705	—	32,663	1,222,026
	2012		394,933	—	277,722	85,528	374,041	—	33,637	1,165,861
	2011		384,975	70,739	183,473	108,157	—	—	18,680	766,024
Thomas E. Fish President, Anvil International	2013		389,800	—	371,027	—	333,133	—	44,507	1,138,467
	2012		386,600	—	249,367	76,795	297,083	—	42,449	1,052,294
	2011		377,333	49,525	176,908	104,131	372,400	—	41,759	1,122,056

(1)	These amounts reflect non-performance based cash incentive awards to Messrs. Rogowski and Fish, and a sign-on bonus to Mr. Belknap under the terms of his employment agreement.

(2)
The dollar amounts shown for stock awards and option awards represent the aggregate grant date fair values computed in accordance with the applicable ASC 718, Stock Compensation, excluding the effect of forfeitures. For information on the assumptions used to calculate the value of the awards, refer to Note 9 to our consolidated financial statements in the 2013 Annual Report. In accordance with ASC 718, awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. The dollar amounts shown for fiscal 2013 include the aggregate grant date fair values of PRSUs awarded for the fiscal 2013 performance period. In accordance with SEC rules, we also are required to disclose the grant date fair values for awards with performance conditions assuming maximum performance. The grant date fair values of PRSUs awarded for the fiscal 2013 performance period, assuming maximum performance, were: $1,079,298 for Mr. Hyland; $343,580 for Mr. Hart; $251,468 for Mr. Belknap; $341,576 for Mr. Rogowski; and $287,737 for Mr. Fish. Estimated amounts that may be earned over the entire three-year and two-year performance cycles of PRSUs granted in fiscal 2013 are reflected in “Outstanding Equity Awards at 2013 Fiscal Year-End” and "Fiscal 2013 Option Exercises and Stock Vested Table" below.

(3)
These amounts reflect non-equity incentive plan compensation awards that were earned by our NEOs under the Management Incentive Plan based on Company and operational / individual performance during fiscal 2013, 2012 and 2011. The earned amounts for fiscal 2013 were paid in December 2013. See "Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards."

(4)
These amounts reflect accruals for deferred compensation for Mr. Hyland under a plan established for his benefit by the Company. See "— Nonqualified Deferred Compensation During Fiscal Year 2013" below.

(5)
These amounts reflect the combined value of each NEO's perquisites and compensation that is not otherwise reflected in the Summary Compensation Table. Amounts for fiscal 2013 are described in "—Summary Compensation Table — All Other Compensation" below.

(6)	Compensation information is provided only for fiscal 2013 because Mr. Belknap was not an NEO for fiscal 2012 or 2011.

Summary Compensation Table - All Other Compensation
The following table describes the amounts presented in the "All Other Compensation" column in the Summary Compensation Table for fiscal 2013.

Name	Vehicle Allowance or Use of Leased Vehicle	Financial Planning (1)	Contributions to 401(k) Plans	Life and Long-Term Disability Insurance	Other		Total
Gregory E. Hyland	$24,000	$—	$10,200	$13,035	$3,000	(2)	$50,235
Evan L. Hart	18,000	—	10,118	2,806	—		30,924
Keith L. Belknap	18,000	1,950	14,052	3,562	3,000	(2)	40,564
Gregory S. Rogowski	18,000	—	10,200	4,463	—		32,663
Thomas E. Fish	18,000	7,500	10,200	6,302	2,505	(3)	44,507

(1)	NEOs are entitled to reimbursement of up to $7,500 of annual financial planning ($10,000 for the Chief Executive Officer).

(2)	Represents annual executive physical exam expenses.

(3)	Represents the incremental cost to the Company of Mr. Fish's spouse accompanying him on a sales incentive award trip.
Grants of Plan-Based Awards Table
The following table summarizes the equity awards made to our NEOs during fiscal 2013 on a grant-by-grant basis. Each of the equity-based awards granted during fiscal 2013 and reported in the Fiscal 2013 Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, the 2006 Stock Plan. The 2006 Stock Plan is administered under the direction of the Compensation Committee.

Fiscal 2013 Grants of Plan-Based Awards Table
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plans (2)			All Other Stock-Based Awards (#) (3)	Grant Date Fair Value of Stock-Based Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory E. Hyland	11/27/2012	—	875,000	1,750,000
	11/27/2012				27,206	54,411	108,822		284,025
	11/27/2012				24,485	48,970	97,940		255,623
	11/27/2012							163,234	852,081
Evan L. Hart	11/27/2012	—	276,825	553,650
	11/27/2012				8,661	17,321	34,642		90,416
	11/27/2012				7,795	15,589	31,178		81,375
	11/27/2012							51,964	271,252
Keith L. Belknap	11/27/2012	—	198,900	397,800
	11/27/2012				6,339	12,677	25,354		66,174
	11/27/2012				5,705	11,410	22,820		59,560
	11/27/2012							38,033	198,532
Gregory S. Rogowski	11/27/2012	—	298,650	597,300
	11/27/2012				8,610	17,220	34,440		89,888
	11/27/2012				7,749	15,498	30,996		80,900
	11/27/2012							51,661	269,670
Thomas E. Fish	11/27/2012	—	292,350	584,700
	11/27/2012				7,253	14,506	29,012		75,721
	11/27/2012				6,528	13,055	26,110		68,147
	11/27/2012							43,517	227,159

(1)
Amounts represent the range of possible cash payouts for fiscal 2013 awards under the Management Incentive Plan as described in “Compensation Discussion and Analysis - Compensation Elements - Annual Cash Incentive Awards”. The awards earned based on actual performance for fiscal 2013 were paid in December 2013 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Represents PRSU awards that are earned based on achievement of performance goals for the applicable performance period. The first entry represents the range of shares of Common Stock that may be released at the end of the three-year performance cycle applicable to the PRSU award for the fiscal 2013 performance period, assuming achievement of threshold, target and maximum performance. The second entry represents the range of shares that will be settled in cash at the end of the two-year performance cycle applicable to the transition PRSU award for the fiscal 2013 performance period, assuming achievement of threshold, target and maximum performance. See the discussion of PRSU awards under "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units". Estimated amounts that may be earned over the entire three-year and two-year performance cycles of PRSUs granted in fiscal 2013 are reflected in “Outstanding Equity Awards at 2013 Fiscal Year-End” below.

(3)
Represents time-vesting RSUs. Each RSU entitles the grantee to receive one share of Common Stock upon vesting. The RSUs vest in equal installments on the first, second and third anniversaries of the grant date. Vesting of these RSUs accelerates automatically under certain circumstances. See the discussion of RSU awards under "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Time-Based Restricted Stock Units".

(4)	See footnote 2 to the Summary Compensation Table for a description of the method used to determine grant date fair value of equity-based awards.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table sets forth information detailing the outstanding unexercised options and unvested RSUs and PRSUs held by each of our NEOs at September 30, 2013.

Name			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($) (3)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#) (4)	Market Value of Units of Stock That Have Not Vested ($) (5)	Number of Performance Units That Have Not Vested (#) (6)	Market or Payout Value of Performance Units That Have Not Vested ($) (5)
			Exercisable	Unexercisable (2)
Gregory E. Hyland (7)	12/15/06	(1)	113,358	—	14.55	09/16/15	—	—	—	—
	12/15/06	(1)	69,611	—	20.56	02/22/16	—	—	—	—
	11/29/06		88,300	—	15.09	11/29/16	103,964	830,672	—	—
	11/29/07		226,757	—	10.66	11/29/17	—	—	—	—
	12/02/08		343,155	—	5.49	12/02/18	—	—	—	—
	12/01/09		281,748	—	5.05	12/01/19	—	—	—	—
	11/30/10		281,748	—	3.52	11/30/20	—	—	—	—
	11/29/11		272,793	—	2.03	11/29/21	—	—	—	—
	11/27/12		—	—			—	—	157,792	1,260,758
Evan L. Hart	11/29/06		2,384	—	15.09	11/29/16	2,807	22,428	—	—
	11/29/07		10,459	—	10.66	11/29/17	—	—	—	—
	07/31/08		24,752	—	9.10	07/31/18	—	—	—	—
	12/02/08		66,539	—	5.49	12/02/18	—	—	—	—
	12/01/09		84,615	—	5.05	12/01/19	—	—	—	—
	11/30/10		56,410	28,205	3.52	11/30/20	17,127	136,845	—	—
	11/29/11		23,981	47,961	2.03	11/29/21	107,325	857,527	—	—
	11/27/12		—	—			51,964	415,192	83,142	664,305
Keith L. Belknap	04/02/12		—	22,335	3.54	04/02/22	52,225	417,278	—	—
	11/27/12		—	—			38,033	303,884	60,853	486,215
Gregory S. Rogowski	05/12/09		69,735	—	4.07	05/12/19	—	—	—	—
	12/01/09		85,839	—	5.05	12/01/19	—	—	—	—
	11/30/10		57,226	28,613	3.52	11/30/20	17,374	138,818	—	—
	11/29/11		23,561	47,123	2.03	11/29/21	91,206	728,736	—	—
	11/27/12		—	—			51,661	412,771	82,657	660,429
Thomas E. Fish (7)	08/22/06		10,502	—	16.95	08/22/16	—	—	—	—
	11/29/06		14,928	—	15.09	11/29/16	17,576	140,432	—	—
	11/29/07		53,433	—	10.66	11/29/17	—	—	—	—
	12/02/08		94,106	—	5.49	12/02/18	—	—	—	—
	12/01/09		40,209	—	5.05	12/01/19	—	—	—	—
	02/22/10		42,435	—	4.76	02/22/20	—	—	—	—
	11/30/10		55,096	27,548	3.52	11/30/20	16,753	133,856	—	—
	11/29/11		21,156	42,311	2.03	11/29/21	81,894	654,333	—	—
	11/27/12		—	—			43,517	347,701	69,627	556,320

(1)
Represents options granted in connection with our separation from Walter Industries in December 2006. These awards were intended to replace equity awards made prior to August 2006 by Walter Industries. The exercise price of these options reflected a conversion ratio of 3.239:1. The vesting dates and expiration dates of these options were identical to the replaced Walter Industries awards.

(2)	Options granted on 11/30/10 vest on 11/30/13. Options granted on 11/29/11 vest 50% on each of 11/29/13 and 11/29/14. Options granted on 4/2/12 vest on 4/2/15.

(3)	Option exercise prices are equal to the market value of Common Stock on the date of grant.

(4)
RSUs granted on 11/29/06 vest on 11/29/13. RSUs granted on 11/29/11 and 11/27/12 each vest in equal installments on the first, second and third anniversaries of the respective grant dates. RSUs granted on 4/2/12 vest on 4/2/15. RSUs granted on 11/30/10 vest on 11/30/13.

(5)	The "market value" is calculated by multiplying the number of RSUs or PRSUs that have not vested by the closing price of Common Stock on the NYSE on September 30, 2013 of $7.99 per share.

(6)
Represents PRSUs granted in fiscal 2013 for the entire two-year and three-year performance cycles commencing with fiscal 2013. These amounts differ from the number of PRSUs shown in the Grant of Plan-Based Awards Table, which reflects only the PRSUs that could be earned for the fiscal 2013 performance period. The PRSUs shown are based on actual performance for fiscal 2013 and assumes target performance for fiscal 2014 and 2015. Actual performance for fiscal 2013 was 200% of target. See the discussion of PRSU awards under "Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units”.

(7)
Mr. Hyland became “retirement-eligible” as of May 19, 2013 under the terms and for purposes of the 2006 Stock Plan. As a result, all of his outstanding equity-based awards were deemed vested as of such date (other than unearned and outstanding PRSUs). See footnote 2 to the "Fiscal 2013 Option Exercises and Stock Vested Table" below for more information concerning the deemed vesting of Mr. Hyland's equity-based awards. Mr. Fish becomes retirement-eligible as of April 20, 2014 under the terms and for purposes of the 2006 Stock Plan. As a result, all of his then outstanding equity-based awards, other than awards granted in December 2013, will be deemed vested as of such date. Commencing in December 2013, equity-based awards generally will require a grantee who becomes retirement-eligible prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement.

Fiscal 2013 Option Exercises and Stock Vested Table
This table shows RSUs held by our NEOs for which vesting occurred during fiscal 2013. None of our NEOs exercised stock options in fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting($)(1)
Gregory E. Hyland (2)	—	—	1,206,879	8,416,468
Evan L. Hart	—	—	87,916	485,205
Keith L. Belknap	—	—	—	—
Gregory S. Rogowski	—	—	80,351	443,798
Thomas E. Fish	—	—	88,468	521,211

(1)	The "value realized" on vesting is calculated as the closing price of Common Stock on the NYSE on the vesting date multiplied by the number of RSUs that vested.

(2)
Mr. Hyland became “retirement-eligible” as of May 19, 2013 under the terms and for purposes of the 2006 Stock Plan. As a result, all of his outstanding equity-based awards were deemed vested as of such date (other than unearned and outstanding PRSUs). The number of shares deemed vested on such date includes 614,272 RSUs. In addition, the reported number of shares deemed vested on such date includes 130,288 PRSUs reflecting the pro rata portion of units earned during the fiscal 2013 performance period through May 19, 2013. An additional 76,474 PRSUs were earned and deemed vested over the remainder of the fiscal 2013 performance period. Based on the May 19, 2013 closing price of our common stock of $7.65 per share, the instruments that were deemed to have vested as a result of Mr. Hyland's retirement-eligibility had a total fair value of $6,280,910.

Nonqualified Deferred Compensation During Fiscal 2013
Mr. Hyland participates in a deferred compensation plan pursuant to the terms of his employment agreement. None of our other NEOs participate in any executive deferred compensation plan. Mr. Hyland accumulated aggregate earnings in fiscal 2013 of $17,982 and held an aggregate balance on September 30, 2013 of $584,232. These contributions and aggregate earnings are reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.

Pension Plan
None of our NEOs participate in a defined benefit pension plan. Each NEO participates in our 401(k) plan, under which the Company makes matching contributions in accordance with the terms of that plan.

Employment, Severance and Change-in-Control Arrangements
At September 30, 2013, the Company had an employment agreement with each NEO. The following table sets forth certain information with respect to these agreements.

Name (1)	Initial Base Salary (2)	2013 Annual Target Bonus as Percent of Base Salary (3)	Monthly Car Allowance	Annual Vacation	Severance Benefits as Percent of Salary (4)
Gregory E. Hyland (5)	$790,000	100%	$2,000	4 weeks	300.0%
Evan L. Hart	285,000	75	1,500	4 weeks	262.5
Keith L. Belknap	325,000	60	1,500	4 weeks	240.0
Gregory S. Rogowski	375,000	75	1,500	4 weeks	262.5
Thomas E. Fish	371,600	75	1,500	5 weeks	262.5

(1)
Each agreement provides for an annual equity opportunity, which is subject to the discretion of the Compensation Committee in the case of Mr. Hyland and commensurate with their executive-level position at the Company in the case of each other NEO. Each agreement also entitles the NEO to receive reimbursement for financial planning services and the cost of an annual physical exam.

(2)	Salaries are reviewed annually.

(3)	Payout range from zero to up to twice the amount of the target (based on the satisfaction of predetermined financial, operational and individual performance objectives).

(4)	Paid in monthly installments over 24 months in the case of Mr. Hyland and over 18 months in the case of each other NEO. Also includes a lump sum payment of unpaid salary and other benefits.

(5)	Also entitled to participate in an unfunded deferred compensation plan. See "— Nonqualified Deferred Compensation During Fiscal 2013."
Potential Payments Upon Termination or Change-in-Control
At September 30, 2013, the Company had a "Change-in-Control Agreement" with each NEO.
Under these agreements, upon a "change-in-control" of the Company, all outstanding options and RSUs would immediately vest. In addition, if the executive's employment is terminated other than for “Cause” or for “Good Reason” within 24 months following a "change-in-control", the executive would be entitled to a lump-sum severance payment equivalent to base salary and annual incentive bonus (generally calculated as the average of actual annual incentive bonuses over the preceding three years) and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. The agreements (other than for Messrs. Belknap and Fish) provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company for federal or state income tax purposes. The agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered.
The following table sets forth the potential benefits that each NEO would be entitled to receive upon termination of employment in the situations outlined below. If any NEO terminates his employment without Good Reason or is terminated for Cause, the executive is not entitled to the severance benefits described below. These amounts are estimates and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the NEO's employment had terminated on September 30, 2013, including (other than for Messrs. Belknap and Fish) an estimated gross-up for certain taxes in the event that any payments made in connection with a "Change-in-Control" were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The definitions that apply follow the table below.
The termination events pursuant to which the NEOs are entitled to potential payments are as follows:
A - Severance arrangement for termination without Cause or for Good Reason
B - Termination without cause after a Change-in-Control or, if applicable, sale of segment
C - Death, disability or retirement

Potential Payments Upon Termination or Change-in-Control Table
Name		Cash Severance		Bonus Earned as of Event Date(1)	Vesting of Unvested Long-Term Awards(2)	Health, Welfare and Other Benefits Continuation		Outplacement(3)		Sec 280G Excise Tax and Related Gross-Up(4)	Total
Gregory E. Hyland	A	$3,276,540	(5)	$—	$—	$34,730	(10)	$25,000		$—	$3,336,270
	B	3,931,351	(6)	1,097,338	830,672	34,730	(10)	306,250		—	6,200,341
	C	584,232	(7)	—	—	—		—		—	584,232
Evan L. Hart	A	$997,280	(5)	$—	$—	$12,159	(9)	$25,000		$—	$1,034,439
	B	1,231,011	(6)	336,398	1,843,916	16,212	(10)	129,185		1,037,456	4,594,178
	C	—		—	1,821,488	—		—		—	1,821,488
Keith L. Belknap	A	$829,150	(5)	$—	$—	$25,211	(9)	$25,000		$—	$879,361
	B	839,103	(6)	250,853	820,544	—	(11)	—	(11)	—	1,910,500
	C	—		—	820,544	—		—		—	820,544
Gregory S. Rogowski	A	$1,075,906	(5)	$—	$—	$13,622	(9)	$25,000		$—	$1,114,528
	B	1,310,194	(6)	350,705	1,689,079	18,162	(10)	139,370		—	3,507,510
	C	—		—	1,689,079	—		—		—	1,689,079
Thomas E. Fish	A	$1,060,706	(5)	$—	$—	$28,991	(9)	$25,000		$—	$1,114,697
	B	1,202,983	(8)	333,133	1,651,638	38,654	(10)	136,430		—	3,362,838
	C	—		—	1,511,205	—		—		—	1,511,205

(1)
Each is entitled to a pro rata share of the current fiscal year bonus in the event of termination without cause or after a change-in-control. Amounts in this table assume a termination date of September 30, 2013 and represent the actual bonus paid for fiscal 2013 since this amount would not have otherwise been paid at that date.

(2)
The value of stock options is calculated as the difference between the closing price of Common Stock per share on September 30, 2013 and the option exercise prices per share multiplied by the number of in-the-money options. The value of RSUs is the closing price of Common Stock per share on September 30, 2013 multiplied by the number of RSUs. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. The closing price of our common stock on September 30, 2013 on the NYSE was $7.99 per share. Upon termination due to death, disability or retirement, only the equity awards granted beginning November 2007 vest automatically in accordance with their terms.

(3)
Outplacement services in Case A will be reasonable in the sole discretion of the Company. Outplacement services in Case B will be provided for up to two years, but will not exceed 35% of the NEO's base salary at the time of termination.

(4)
The estimated gross-up for purposes of Section 280G is calculated by determining if the total amount payable to the executive contingent upon a change-in-control exceeds 2.99 times the average of the annual eligible compensation payable to the executive during the preceding five years. If the total amount payable exceeds the average annual compensation amount, a "gross-up" amount is added to the amounts paid to the executive (other than Messrs. Belknap and Fish) in order to put the executive in the same after-tax position as if he had not been subject to the excise tax.

(5)
Cash severance is equal to 300% (Mr. Hyland) of current annual base salary plus accrued but untaken vacation. The percentage applicable to Messrs. Hart, Rogowski and Fish is 262.5% and the percentage applicable to Mr. Belknap is 240%. Cash severance to Mr. Hyland also includes payout under the Retirement Plan. Accrued vacation assumes no vacation has been taken.

(6)
Cash severance for Messrs. Hyland, Hart and Rogowski is equal to 2 times annual base salary plus 2 times the average bonus over the last three years, plus accrued but untaken vacation. Cash severance to Mr. Hyland also includes payout under the Retirement Plan. Cash severance for Mr. Belknap is equal to 2 times annual base salary plus 1.5 times the average bonus over the last three years (unless reduced as described in footnote 11 below), plus accrued but untaken vacation. Accrued vacation assumes no vacation has been taken.

(7)	Cash severance to Mr. Hyland also includes payout under the Retirement Plan.

(8)	Cash severance is equal to the lesser of 2 times annual base salary plus 2 times the average bonus over the last three years or 2.99 times annual base salary, plus accrued but untaken vacation.

(9)	Welfare benefits are continued for up to 18 months from the separation date based on the current elections and plan premiums.

(10)	Welfare benefits are continued for up to 24 months from the separation date based on the current elections and plan premiums.

(11)
The maximum amount payable to Mr. Belknap upon a change-in-control is equal to 2.99 times the average of his annual eligible compensation. This restriction could result in reductions to benefits and cash severance otherwise payable to him.

An NEO’s rights upon the termination of his employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in those agreements.

•	The Company has Cause to terminate the executive officer:

◦
Under the employment agreements upon (A) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (B) theft or embezzlement of property from the Company; (C) refusal to perform his employment duties; (D) fraudulent preparation of financial information of the Company; (E) willful conduct that is demonstrably and materially injurious to the Company; or (F) willful violation of material Company policies or procedures.

◦
Under the change-in-control agreements upon (A) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (B) refusal to perform his employment duties; (C) fraudulent preparation of financial information of the Company; or (D) willful conduct that is demonstrably and materially injurious to the Company.

•	The executive officer has Good Reason to terminate his employment:

◦
Under the employment agreements if the Company (A) assigns the executive officer duties that are materially inconsistent with his position or materially reduce or alter the executive officer’s position; (B) requires that the executive officer be based at a location different from the location of his principal job location or office; or (C) materially reduces the executive officer’s base salary.

◦
Under the change-in-control agreements if the Company (A) assigns the executive officer duties that are materially inconsistent with his position or materially reduce or alter the executive officer’s position; (B) requires that the executive officer be based at a location in excess of 50 miles from the location of his principal job location or office; (C) reduces the executive officer’s base salary; (D) fails to continue in effect any of the Company’s benefit plans in which the executive officer participates unless such failure to continue the benefits pertains to all plan participants generally; (E) fails to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the agreement; or (F) materially breaches any of the provisions of the agreement.

•	A change-in-control of the Company occurs if:

◦	Any person acquires more than 30% of the combined voting power of the Company’s outstanding securities;

◦	A majority of the Board is replaced;

◦	A merger or consolidation of the Company is completed, with more than a 33 1/3% beneficial ownership change; or

◦	The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table lists information as of December 11, 2013 about the number of shares of Common Stock beneficially owned by each incumbent director, each executive officer listed on the summary compensation table included in this proxy statement, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5% of our Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.
At December 11, 2013, there were 158,937,228 shares of Common Stock outstanding.

Name and Address of Beneficial Owner (1)	Aggregate Number of Shares of Common Stock Beneficially Owned (2)	Percent of Outstanding Common Stock
Howard L. Clark, Jr., Director	123,555(3)	*
Shirley C. Franklin Director	81,961(4)	*
Thomas J. Hansen, Director	33,426(5)	*
Gregory E. Hyland, Chairman, President and Chief Executive Officer	3,470,371	2.2
Jerry W. Kolb, Director	170,258(3)	*
Joseph B. Leonard, Director	181,706(3)	*
Mark J. O’Brien, Director	152,706(3)	*
Bernard G. Rethore, Director	179,010(3)	*
Neil A. Springer, Director	151,532 (3)	*
Lydia W. Thomas, Director	114,067(3)	*
Michael T. Tokarz, Director	352,706(3)	*
Evan L. Hart, Senior Vice President and Chief Financial Officer	567,464	*
Keith L. Belknap, Senior Vice President, General Counsel and Chief Compliance Officer	11,455	*
Gregory S. Rogowski, President, Mueller Co.	484,961	*
Thomas E. Fish, President, Anvil	643,140	*
All directors and executive officers as a group (19 individuals)	7,679,028	4.8
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	11,077,252 (7)	7.0
Vanguard Group Inc. PO Box 2600, V26, Valley Forge, PA 19482-2600	9,854,271 (8)	6.2
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	8,271,892 (9)	5.2

*	Less than 1% of outstanding common stock.

(1)	The address of each of our directors and executive officers is c/o Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.

(2)
Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock referred to in the table. See "Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table" for more information concerning outstanding equity awards to our NEOs and "Director Compensation — Summary of Director Compensation" for more information concerning outstanding equity awards to our directors.

(3)
For each director, includes (i) 10,466 RSUs that will vest within 60 days, (ii) 11,545 shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days and (iii) 9,664 RSUs and 10,707 options that are subject to accelerated vesting upon retirement. Because Mr. Clark is scheduled to retire from the Board at the Annual Meeting, the vesting of the outstanding RSUs and options noted in (iii) above will accelerate on January 29, 2014.

(4)
Includes (i) 7,408 RSUs that will vest within 60 days, (ii) 6,514 shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days and (iii) 9,664 RSUs and 10,707 options that are subject to accelerated vesting upon retirement.

(5)	Includes (i) 2,256 RSUs that will vest within 60 days and (ii) 4,193 shares that may be acquired upon the exercise of stock options that will become exercisable within 60 days.

(6)	Includes 423,197 RSUs and 90,931 options that are subject to accelerated vesting upon retirement. Also includes 108,823 PRSUs earned with respect to the 2013 performance period.

(7)
As reported on Schedule 13/F filed with the SEC on November 13, 2013, Dimensional Fund Advisors LP has sole investment discretion with respect to 11,077,252 shares, sole voting power with respect to 10,885,950 shares and no voting power with respect to 191,302 shares.

(8)
As reported on Schedule 13/F filed with the SEC on November 7, 2013, Vanguard Group, Inc. has sole investment discretion with respect to 9,654,726 shares, sole voting power with respect to 208,045 shares and no voting power with respect to 9,646,226 shares.

(9)	As reported on Schedule 13/G/A filed with the SEC on February 11, 2013, Blackrock, Inc. has sole investment discretion and sole voting power with respect to 8,271,892 shares.

GENERAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company's common stock (together, the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. The Reporting Persons are required by SEC rules to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16 filing requirements during fiscal 2013, except for a Form 4 for Mr. Fish that was filed two days late.
Other Business for Presentation at the Annual Meeting
The Board and management do not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business that other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.
Other Information
Consolidated financial statements for Mueller Water Products, Inc. are included in the 2013 Annual Report filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and the New York Stock Exchange. A copy of the Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The Form 10-K is also available on the SEC's website at www.sec.gov or on the Company's website at www.muellerwaterproducts.com.

STOCKHOLDER INFORMATION
Stockholder Proposals for Inclusion in Next Year's Proxy Statement
The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of the Board, the Corporate Secretary acts as the corporate governance liaison to stockholders.
If any stockholder intends to present a proposal for inclusion in the Company's proxy materials for the 2015 annual meeting of stockholders, such proposal must be received by the Company not later than the close of business at 5:00 P.M. (Eastern Time) on August 19, 2014 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company's proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 and to respond in a timely manner, stockholder proposals must be submitted to the Office of the Corporate Secretary as follows:
Corporate Secretary
Mueller Water Products, Inc.
1200 Abernathy Road, N.E.
Suite 1200
Atlanta, Georgia 30328
Phone: 770-206-4232
Fax: 770-206-4260
Procedures for Business Matters and Director Nominations for Consideration at the 2015 Annual Meeting of Stockholders
The Company's Bylaws provide a formal procedure for bringing business before the annual meeting of stockholders. A stockholder proposing to present a matter or nominate a director for consideration at the 2015 annual meeting of stockholders is required to deliver a written notice to the Corporate Secretary of the Company, no earlier than the close of business at 5:00 P.M. (Eastern time) on August 19, 2014 and not later than September 18, 2014. In the event that the date of the 2015 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, the notice must be delivered to the Corporate Secretary of the Company not earlier than the 120th day prior to such 2015 annual meeting of stockholders and not later than the later of the 90th day prior to such 2015 annual meeting of stockholders or, if the number of directors to be elected to the Board at an annual meeting is increased and the first public announcement naming all the nominees for director or specifying the size of the increased Board is less than 100 days prior to the anniversary of the mailing date of proxy materials for the prior year's annual meeting, the 10th day following the day on which such public announcement is first made by the Company.
Notice Requirements for Business Matters
The notice must contain all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the class and number of shares of the Company's Common Stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. The notice must also set forth a brief description of the business desired to be brought, the text of the proposal and the reasons for conducting such business at the annual meeting, and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons in connection with the proposal of such business by such stockholder. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaw provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after November 2, 2014 of an intent to present a proposal at the Company's 2015 annual meeting of stockholders (and for any reason the proposal is voted upon at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the annual meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.
Notice Requirements for Nomination of Directors
The Governance Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Corporate Secretary of the Company with biographical data about the recommended individual.
The Company's Bylaws provide the formal procedure for nominations by stockholders of director candidates. A stockholder intending to make such a nomination is required to deliver to the Corporate Secretary of the Company, a notice that contains all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, including the name and address of the stockholder and the beneficial owner on whose behalf the proposal is made, the class and number of shares of the Company's stock owned beneficially by such stockholder and such beneficial owner, any derivative instrument directly or indirectly owned beneficially by such stockholder. As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board, the notice must set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee. If the notice does not contain all of the information specified in Section 2.03(A)(3) of the Company's Bylaws, the proposed business will not be transacted at the annual meeting. Such Bylaws provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

By Order of the Board
Keith L. Belknap
Corporate Secretary
Mueller Water Products, Inc.
Atlanta, Georgia
December 17, 2013

Exhibit A

Reconciliation of Non-GAAP Measures to GAAP Results

Consolidated net income	$40.8
Adjusting items:
Income from discontinued operations, net of tax	(5.4)
Restructuring, net of tax	0.8
Loss on early extinguishment of debt, net of tax	0.8
Acquisition costs, net of tax	0.3
Adjust income taxes to normalized rate of 39.3%	(8.5)
Consolidated adjusted net income	$28.8

Net cash provided by operating activities	$114.1
Capital expenditures	(35.6)
Free cash flow	78.5
Adjustments to free cash flow:
Restructuring	1.5
Acquisition costs	0.3
Premium paid to extinguish debt	0.7
Consolidated adjusted net income	$81.0

Mueller Co. operating income	$91.3
Adjustments to operating income:
Restructuring	1.5
Loss from Mueller Systems	5.8
Mueller Co. adjusted operating income	$98.6

Anvil operating income	$40.2
Adjustment to operating income:
Restructuring	0.1
Anvil adjusted operating income	$40.3

A-1

Exhibit B
Location for the 2014 Annual Meeting of Stockholders
Mueller Water Products, Inc.
Wednesday, January 29, 2014 at 10:00 A.M., local time
InterContinental Buckhead Hotel
3315 Peachtree Road, N.E., Atlanta, Georgia, 30326

From Hartsfield-Jackson ATL International Airport:	From I-85 (northeast of Atlanta):
Merge onto I-85 north	Take exit 88 for Lenox Rd.
Take exit 86 for GA-13N toward Buford Highway	Turn right onto Lenox Rd. NE
Merge onto GA-13N	Turn left onto Spring Buford Conn.
Turn left onto Sidney Marcus Blvd NE	Turn right onto Sidney Marcus Blvd NE
Turn right onto Piedmont Rd NE	Turn right onto Piedmont Rd. N.E.
Turn right onto Peachtree Rd NE	Turn right at Peachtree Rd. N.E.
Hotel will be on the right	Hotel will be on the right
From Atlanta, Georgia:	From I-75 (north of Atlanta) :
Merge onto I-75 north/I-85 north	Take exit 255 for W. Paces Ferry Rd
Slight left onto I-85N	Turn left onto W Paces Ferry Rd NW
Follow the directions from Hartsfield-Jackson ATL International Airport listed above	Cross over Peachtree Rd
From I-85 (southeast of Atlanta):	Turn first left onto Bolling Way NE
Take I-85 north toward Atlanta.	Turn right onto Peachtree Rd NW
Follow the directions from Hartsfield-Jackson ATL International Airport listed above	Hotel is on the right
From I-75 (south of Atlanta):	From I-20 (east or west of Atlanta):
Merge onto I-75 north toward Atlanta.	Merge onto I-75/I-85 north
Follow the directions from Hartsfield-Jackson ATL International Airport listed above	Follow the directions from Hartsfield-Jackson ATL International Airport listed above

Please note that attendance at the meeting will be limited to stockholders of Mueller Water Products, Inc. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of the Company's Common Stock to gain admission to the meeting.

B-1

**Mueller Water Products**

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 28, 2014.**

### Vote by Internet

- Go to **www.envisionreports.com/MWA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

1. Election of Directors:

| Nominee | For | Withhold | Nominee | For | Withhold | Nominee | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Shirley C. Franklin | ☐ | ☐ | 02 - Thomas J. Hansen | ☐ | ☐ | 03 - Gregory E. Hyland | ☐ | ☐ |
| 04 - Jerry W. Kolb | ☐ | ☐ | 05 - Joseph B. Leonard | ☐ | ☐ | 06 - Mark J. O'Brien | ☐ | ☐ |
| 07 - Bernard G. Rethore | ☐ | ☐ | 08 - Neil A. Springer | ☐ | ☐ | 09 - Lydia W. Thomas | ☐ | ☐ |
| 10 - Michael T. Tokarz | ☐ | ☐ | | | | | | |

4. To transact such other business as may properly come before the Annual Meeting and any reconvened or rescheduled meeting following adjournment or postponement thereof.

### B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.**

C 1234567890 J N T

1 U P X 1 7 6 4 1 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Mueller Water Products

+

## Proxy — MUELLER WATER PRODUCTS, INC.

### 2014 Annual Meeting of Stockholders - January 29, 2014

**THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY**

The undersigned hereby appoints Gregory E. Hyland, Evan L. Hart and Keith L. Belknap and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Mueller Water Products, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Meeting of Stockholders of the Company to be held on January 29, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

**(Continued and to be marked, dated and signed, on the other side)**

**C Non-Voting Items**

**Change of Address** — Please print your new address below.

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark the box to the right if you plan to attend the Annual Meeting. ☐

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.** +

**Mueller Water Products**

C 1234567890

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

**Vote by Internet**

- Go to **www.envisionreports.com/MWA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

## Stockholder Meeting Notice

1234 5678 9012 345

### Important Notice Regarding the Availability of Proxy Materials for the Mueller Water Products, Inc. Annual Meeting to be Held on January 29, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

**This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, Annual Report and other proxy materials are available at:**

**www.envisionreports.com/MWA**

### Easy Online Access — A Convenient Way to View Proxy Materials and Vote

**When you go online to view materials, you can also vote your shares.**

**Step 1:** Go to **www.envisionreports.com/MWA** to view the materials.
**Step 2:** Click on **Cast Your Vote or Request Materials**.
**Step 3:** Follow the instructions on the screen to log in.
**Step 4:** Make your selection as instructed on each screen to select delivery preferences and vote.

**When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.**

**Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 15, 2014 to facilitate timely delivery.**

C O Y

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## Stockholder Meeting Notice

Proposals to be considered at the Annual Meeting:

**Management recommends a vote "FOR" items 1, 2 and 3.**

The Board of Directors has fixed the close of business on December 2, 2013 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

**PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.**

### Here's how to order a copy of the proxy materials and select a future delivery preference:

**Paper copies:** Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

**Email copies:** Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

**PLEASE NOTE:** You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/MWA**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Mueller Water Products, Inc" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by January 15, 2014.

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